Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated

January 21, 2022

by and among

Arisz Acquisition Corp., a Delaware corporation,

as Parent,

and

Finfront Holding Company, a Cayman Islands exempted company,

as the Company

i

TABLE OF CONTENTS CONTINUED

5.21	Accounts Receivable and Payable; Loans	29
5.22	Pre-payments	29
5.23	Employees; Employee Benefits	29
5.24	Employment Matters	29
5.25	Withholding	30
5.26	Real Property	30
5.27	Tax Matters	31
5.28	Environmental Laws	32
5.29	Finders’ Fees	32
5.30	Powers of Attorney and Suretyships	32
5.31	Directors and Officers	32
5.32	International Trade Matters; Anti-Bribery Compliance	32
5.33	Not an Investment Company	33
5.34	Insurance	33
5.35	Affiliate Transactions	34
5.36	Compliance with Privacy Laws, Privacy Policies and Certain Contracts	34
5.37	OFAC	34
5.38	Board Approval	35
5.39	Other Information	35

Article VI REPRESENTATIONS AND WARRANTIES OF PARENT PARTIES		35

6.1	Corporate Existence and Power	35
6.2	Corporate Authorization	35
6.3	Governmental Authorization	36
6.4	Non-Contravention	36
6.5	Finders’ Fees	36
6.6	Issuance of Shares	36
6.7	Capitalization	36
6.8	Information Supplied	37
6.9	Trust Fund	38
6.10	Listing	38
6.11	Reporting Company	38
6.12	No Market Manipulation	38
6.13	Board Approval	38
6.14	Parent SEC Documents and Financial Statements	39
6.15	Litigation	40
6.16	Compliance with Laws	40
6.17	Money Laundering Laws	40
6.18	OFAC	40
6.19	Not an Investment Company	40
6.20	Tax Matters	40
6.21	PIPE Financing	41

Article VII COVENANTS OF THE COMPANY AND THE PARENT PARTIES PENDING CLOSING		42

7.1	Conduct of the Business	42
7.2	Access to Information	44
7.3	Notices of Certain Events	44
7.4	SEC Filings	44
7.5	Financial Information	45
7.6	Trust Account	46
7.7	Directors’ and Officers’ Indemnification and Insurance	46
7.8	Notice of Changes	47

ii

TABLE OF CONTENTS CONTINUED

Article VIII COVENANTS OF THE COMPANY		47

8.1	Reporting and Compliance with Laws	47
8.2	Reasonable Best Efforts to Obtain Consents	47
8.3	Annual and Interim Financial Statements	48

Article IX COVENANTS OF ALL PARTIES HERETO		48

9.1	Reasonable Best Efforts; Further Assurances	48
9.2	Tax Matters	48
9.3	Settlement of the Parent Parties’ Liabilities	49
9.4	Compliance with SPAC Agreements	49
9.5	Registration Statement	50
9.6	PIPE Financing	51
9.7	Confidentiality	52

Article X CONDITIONS TO CLOSING		52

10.1	Condition to the Obligations of the Parties	52
10.2	Conditions to Obligations of the Parent Parties	53
10.3	Conditions to Obligations of the Company	54

Article XI TERMINATION		55

11.1	Termination	55
11.2	Breakup Fee	57
11.3	Effect of Termination	57

Article XII MISCELLANEOUS		57

12.1	Notices	57
12.2	Amendments; No Waivers; Remedies	58
12.3	Nonsurvival of Representations	59
12.4	Arm’s Length Bargaining; No Presumption Against Drafter	59
12.5	Publicity	59
12.6	Expenses	59
12.7	No Assignment or Delegation	59
12.8	Governing Law	59
12.9	Waiver of Jury Trial	60
12.10	Submission to Jurisdiction	60
12.11	Counterparts; Facsimile Signatures	60
12.12	Entire Agreement	61
12.13	Severability	61
12.14	Construction of Certain Terms and References; Captions	61
12.15	Further Assurances	62
12.16	Third Party Beneficiaries	62
12.17	Waiver	62

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of January 21, 2022 (the “Signing Date”), by and among Arisz Acquisition Corp., a Delaware corporation (“Parent”), and Finfront Holding Company, a Cayman Islands exempted company (the “Company”).

W I T N E S E T H :

WHEREAS, the Company is in the businesses of cloud mining, self-mining and miner hosting in connection with digital assets (the “Business”);

WHEREAS, Parent is a blank check company formed for the sole purpose of entering into a share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities;

WHEREAS, BitFuFu Inc., a Cayman Islands exempted and wholly owned subsidiary of the Parent (“Purchaser”), to be formed for the sole purpose of the merger of Parent with and into Purchaser (the “Redomestication Merger”), in which Purchaser will be the surviving entity (the “Redomestication Merger Surviving Corporation”);

WHEREAS, immediately after the Redomestication Merger, the parties hereto desire to effect a merger of Boundary Holding Company, a Cayman Islands exempted company and wholly owned subsidiary of Purchaser (“Merger Sub”), to be formed for the sole purpose of merging with and into the Company (the “Acquisition Merger”) with the Company being the surviving entity and a wholly-owned subsidiary of Purchaser (the “Surviving Corporation”);

WHEREAS, in connection with the transactions contemplated by this Agreement, Purchaser will enter into subscription agreements (each, as amended or modified from time to time, a “Subscription Agreement”), with the Purchaser Investors providing for aggregate investments in Purchaser Ordinary Shares in a private placement of an amount not less than $50,000,000 and valued in an amount of at least $10.00 per Purchaser Ordinary Share (the “PIPE Financing”);

WHEREAS, for U.S. federal income tax purposes, Purchaser and Parent intend, and the Company acknowledges, that the Redomestication Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the Boards of Directors of Parent and Purchaser have approved this Agreement and intend that it constitute a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3;

WHEREAS, for U.S. federal income tax purposes, the parties hereto intend that the Acquisition Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the Company’s Board of Directors and the Boards of Directors of Purchaser and Merger Sub have approved this Agreement and intend that it constitute a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3;

WHEREAS, the Board of Directors of the Company and the Shareholders of the Company have determined that this Agreement, the Acquisition Merger and the other transactions contemplated by this Agreement are fair and advisable to, and in the best interests of, the Company and the Shareholders; and

WHEREAS, the Board of Directors of Parent has determined that this Agreement, Redomestication Merger, the Acquisition Merger and the other transactions contemplated by this Agreement are fair and advisable to, and in the best interests of, Parent and its shareholders.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties accordingly agree as follows:

Article I
DEFINITIONS

The terms defined in the preamble shall have the respective meanings ascribed thereto, and following terms, as used herein, have the following meanings:

1.1 “Action” means any legal action, suit, claim, investigation, hearing or Proceeding, including any audit, claim or assessment for Taxes or otherwise.

1.2 “Additional Agreements” mean the Lock-up Agreement, the Shareholder Support Agreement, the Sponsor Support Agreement, the Sponsor Registration Rights Agreement, and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed in connection with the Transactions.

1.3 “Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For avoidance of any doubt, with respect to all periods subsequent to the Closing, Purchaser is an Affiliate of the Company.

1.4 “ADRs” or American Depositary Receipts” means one or more certificates evidencing the ADSs.

1.5 “ADSs” means the American Depositary Shares, which may be in certificated or uncertificated form, representing the Purchaser Ordinary Shares to be deposited by the Purchaser with a depositary bank pursuant to a deposit agreement by and between the Purchaser and a depositary bank in the United States, in the form to be agreed to by the Purchaser, the Company, the Parent and the depositary bank.

1.6 “Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by a Person or in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.

1.7 “Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business.

1.8 “Cayman Companies Act” means the Companies Act of the Cayman Islands, as amended to date.

1.9 “Closing Payment Shares” means such number of Purchaser Ordinary Shares, including American Depositary Shares representing certain Purchaser Ordinary Shares that are Class A ordinary shares of Purchaser, equal or equivalent to the Merger Consideration divided by $10.00.

1.10 “Code” means the Internal Revenue Code of 1986, as amended.

1.11 “Company Formation Date” means December 2, 2020.

1.12 “Company Ordinary Shares” shall mean the ordinary shares, par value $0.00001 per share, of the Company as existing as of the date hereof and immediately prior to the Effective Time.

1.13 “Contracts” means the Leases and all contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, commitments, client contracts, statements of work (SOWs), sales and purchase orders and similar instruments, oral or written, to which the Company and/or any of its Subsidiary is a party or by which any of its respective assets are bound, including any entered into by the Company and/or any of its Subsidiary in compliance with this Agreement after the Signing Date and prior to the Closing.

1.14 “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise; and the terms “Controlled” and “Controlling” shall have the meaning correlative to the foregoing.

1.15 “Data Protection Laws” means all applicable Laws in any applicable jurisdiction relating to the processing, privacy, security, or protection of Personal Data, and all regulations or guidance issued thereunder.

1.16 “Deferred Underwriting Amount” means the portion of the underwriting discounts and commissions held in the Trust Account, which the underwriters of the IPO are entitled to receive upon the Closing in accordance with the Investment Management Trust Agreement.

1.17 “DGCL” means the Delaware General Corporation Law (Title 8, Chapter 1 of the Delaware Code).

1.18 “Environmental Laws” shall mean all applicable Laws that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

1.19 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.20 “Governmental Authority” means any United States or non-United States government entity, body or authority, including (i) any United States federal, state or local government (including any town, village, municipality, district or other similar governmental or administrative jurisdiction or subdivision thereof, whether incorporated or unincorporated), (ii) any non-United States government or governmental authority or any political subdivision thereof, (iii) any United States or non-United States regulatory or administrative entity, authority, instrumentality, jurisdiction, agency, body or commission, exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power, or (iv) any official of any of the foregoing acting in such capacity.

1.21 “Hazardous Material” shall mean any material, emission, chemical, substance or waste that has been designated by any Governmental Authority to be radioactive, toxic, hazardous, a pollutant or a contaminant.

1.22 “Hazardous Material Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including, any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

1.23 “HSR Act” means The Hart–Scott–Rodino Antitrust Improvements Act of 1976.

1.24 “Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements) including with respect thereto, all interests, fees and costs and prepayment and other penalties, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under U.S. GAAP (as defined below), (g) all guarantees by such Person and (h) any agreement to incur any of the same.

1.25 “Intellectual Property” or “Intellectual Property Right” means all of the worldwide intellectual property and proprietary rights associated with any of the following, whether registered, unregistered or registrable, to the extent recognized in a particular jurisdiction: (a) trademarks and service marks, trade dress, product configurations, trade names and other indications of origin, applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (b)  discoveries, inventions, ideas, Know-How, systems, technology, whether patentable or not, and all issued patents, industrial designs, and utility models, and all applications pertaining to the foregoing, in any jurisdiction, including re-issues, continuations, divisionals, continuations-in-part, re-examinations, renewals, counterparts, extensions, validations, and other extensions of legal protestation pertaining thereto; (c) trade secrets and other rights in confidential and other nonpublic information that derive economic value from not being generally known and not being readily ascertainable by proper means, including the right in any jurisdiction to limit the use or disclosure thereof; (d) software; (e) copyrights in writings, designs, software, mask works, content and any other original works of authorship in any medium, including applications or registrations in any jurisdiction for the foregoing; (f) data and databases; (g) internet websites, domain names and applications and registrations pertaining thereto; and (h) social media accounts, and all content contained therein.

1.26 “Inventory” is defined in the UCC.

1.27 “Investment Management Trust Agreement” means the investment management trust agreement made as of November 17, 2021 by and between Parent and the Trustee.

1.28 “IPO” means the initial public offering of Parent pursuant to a prospectus dated November 17, 2021.

1.29 “IRS” means the U.S. Internal Revenue Service.

1.30 “Know-How” means all information, unpatented inventions (whether or not patentable), improvements, practices, algorithms, formulae, trade secrets, techniques, methods, procedures, knowledge, results, protocols, processes, models, designs, drawings, specifications, materials and any other information related to the development, marketing, pricing, distribution, cost, sales and manufacturing of products.

1.31 “Law” or “Laws” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, principle of common law, act, treaty or order of general applicability of any applicable Governmental Authority, including rule or regulation promulgated thereunder.

1.32 “Leases” all leases, subleases, licenses, concessions and other occupancy agreements (written or oral) for Real Property, together with all fixtures and improvements erected on the premises leased thereby.

1.33 “Liabilities” means any and all liabilities, Indebtedness, claims, or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured and whether due or to become due), including Tax Liabilities due.

1.34 “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

1.35 “Lock-up Agreement” means the agreement relating to the shares of the Redomestication Merger Surviving Corporation to be effective as of the Closing, in substantially the form attached as Exhibit B.

1.36 “Material Adverse Effect” or “Material Adverse Change” means a material adverse change or a material adverse effect upon on the assets, Liabilities, condition (financial or otherwise), prospects, net worth, management, earnings, cash flows, business, operations or properties of the Company and the Business, taken as a whole, whether or not arising from transactions in the ordinary course of business, provided, however, that “Material Adverse Effect” or “Material Adverse Change” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the Parent Parties; (vi) any changes in applicable Laws or accounting rules (including U.S. GAAP) or the enforcement, implementation or interpretation thereof; or (vii) any natural or man-made disaster or acts of God, including the continued outbreak of the COVID-19 virus; unless any such any event, occurrence, fact, condition or change, shall have a disproportionate effect on the Company and the Business as compared to comparable companies in the same industry.

1.37 “Merger Consideration” means One Billion Five Hundred Million Dollars ($1,500,000,000).

1.38 “Nasdaq” means the electronic dealer quotation system owned and operated by The Nasdaq Stock Market, Inc.

1.39 “Order” means any decree, order, judgment, writ, award, injunction, rule or consent of or by a Governmental Authority.

1.40 “Organizational Documents” means, with respect to any Person, its certificate of incorporation, certificate of formation, articles of incorporation, articles of formation, bylaws, memorandum and articles of association, limited liability company agreement or similar organizational documents, in each case, as amended.

1.41 “Parent Common Shares” means the shares of common stock, $0.0001 par value, of Parent.

1.42 “Parent Option” means each option to purchase Parent Common Shares.

1.43 “Parent Parties” means Parent, Purchaser and Merger Sub collectively, and “Parent Party” refers to any one of them.

1.44 “Parent Rights” means the rights to receive one-twentieth (1/20) of one Parent Common Share upon the consummation of an initial business combination.

1.45 “Parent Warrants” means the redeemable right to purchase three-fourths (3/4) of one Parent Common Share at a price of $11.50 per whole share.

1.46 “Parent Unit” means a unit of Parent comprised of one Parent Common Share, one Parent Warrant and one Parent Right, including all “private units” described in the Prospectus.

1.47 “PCAOB” means the Public Company Accounting Oversight Board.

1.48 “Permitted Liens” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to the Parent Parties; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts (A) that are not delinquent, (B) that are not material to the business, operations and financial condition of the Company and/or any of its Subsidiaries so encumbered, either individually or in the aggregate, and (C) that not resulting from a breach, default or violation by the Company and/or any of its Subsidiaries of any Contract or Law; and (iii) liens for Taxes not yet due and payable or which are being contested in good faith by appropriate Proceedings (and for which adequate accruals or reserves have been established in accordance to U.S. GAAP).

1.49 “Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

1.50 “Personal Data” means, with respect to any natural Person, such Person’s name, street address, telephone number, e-mail address, photograph, social security number, tax identification number, driver’s license number, passport number, credit card number, bank account number and other financial information, customer or account numbers, account access codes and passwords, any other information that allows the identification of such Person or enables access to such Person’s financial information or that is defined as “personal data,” “personally identifiable information,” “personal information,” “protected health information” or similar term under any applicable Privacy Laws.

1.51 “Pre-Closing Period” means any period that ends on or before the Closing Date or with respect to a period that includes but does not end on the Closing Date, the portion of such period through and including the day of the Closing.

1.52 “Principal Shareholder” means Chipring Technology Limited.

1.53 “Privacy Laws” means all applicable United States state and federal Laws, and the laws of other non-U.S. jurisdictions applicable to the Company or any Subsidiary, relating to privacy and protection of Personal Data, including without limitation the General Data Protection Regulation of the European Union, and any and all similar state and federal Laws relating to privacy, security, data protection, data availability and destruction and data breach, including security incident notification.

1.54 “Proceeding” means any action, suit, proceeding, complaint, claim, charge, hearing, labor dispute, inquiry or investigation before or by a Governmental Authority or an arbitrator.

1.55 “Purchaser Ordinary Shares” means, collectively, (i) the Class B ordinary shares of Purchaser, with respect to Chipring Technology Limited and (ii) the Class A ordinary shares of Purchaser, with respect to all other shareholders. Each such Class B ordinary shares shall have five (5) votes, and each such Class A ordinary shares shall have one (1) vote, with certain rights and privileges set forth in the amended and restated Memorandum and Articles of Association of Redomestication Merger Surviving Corporation substantially in the form attached hereto as Exhibit F.

1.56 “Purchaser Rights” means all Parent Rights upon their conversion in Redomestication Merger.

1.57 “Purchaser Units” means all the Parent Units upon their conversion in Redomestication Merger.

1.58 “Purchaser Warrants” means all the Parent Warrants upon their conversion in Redomestication Merger.

1.59 “Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

1.60 “Redomestication Merger Surviving Corporation Ordinary Shares” means the Class A ordinary shares of the Redomestication Merger Surviving Corporation.

1.61 “Redomestication Merger Surviving Corporation Rights” means all the Parent Rights upon their conversion in Redomestication Merger.

1.62 “Redomestication Merger Surviving Corporation Units” means all the Parent Units upon their conversion in Redomestication Merger.

1.63 “Redomestication Merger Surviving Corporation Warrants” means all the Parent Warrants upon their conversion in Redomestication Merger.

1.64 “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

1.65 “SEC” means the Securities and Exchange Commission.

1.66 “Sensitive Data” means all confidential information, classified information, proprietary information, trade secrets and any other information, the security or confidentiality of which is protected by Law or Contract, that is collected, maintained, stored, transmitted, used, disclosed or otherwise processed by the Company. Sensitive Data also includes Personal Data which is held, stored, collected, transmitted, transferred (including cross-border transfers), disclosed, sold or used by the Company.

1.67 “Securities Act” means the Securities Act of 1933, as amended.

1.68 “Sponsor” means Arisz Investment LLC, a Delaware limited liability company.

1.69 “Shareholder” means each holder of Company Ordinary Shares, and “Shareholders” refers to all of them collectively.

1.70 “Shareholder Support Agreement” means the agreement entered into by a majority of the Shareholders, substantially in the form attached hereto as Exhibit C, providing that, among other things, such Shareholders will vote their Company Shares in favor of the Requisite Company Vote on the terms and subject to the conditions set forth in such agreement.

1.71 “Sponsor Registration Rights Agreement” means the amended and restated agreement governing the resale of the shares, rights, warrants and units of the Redomestication Merger Surviving Corporation, in the form attached hereto as Exhibit D.

1.72 “Sponsor Support Agreement” means the agreement entered into by the Sponsor and its Affiliates, substantially in the form attached hereto as Exhibit E, providing that, among other things, the Sponsor will vote its Parent Shares in favor of the transactions contemplated by this Agreement on the terms and subject to the conditions set forth in such agreement.

1.73 “Subsidiary” or “Subsidiaries” means one or more entities of which at least fifty percent (50%) of the capital stock or share capital or other equity or voting securities are Controlled or owned, directly or indirectly, by the respective Person.

1.74 “Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, laboratory equipment and other equipment owned or leased by the Company or any Company Subsidiary.

1.75 “Tax” means any federal, state, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental or estimated tax), including any liability therefor as a transferee or successor, as a result of Treasury Regulation Section 1.1502-6 or similar provision of applicable Law or as a result of any Tax sharing, indemnification or similar agreement, together with any interest, penalties, additions to tax or additional amounts imposed with respect thereto.

1.76 “Taxing Authority” means the Internal Revenue Service and any other Governmental Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

1.77 “Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

1.78 “Trust Amount” means the amount of cash available in the Trust Account after deducting redemptions of Parent/Purchaser public shareholders.

1.79 “UCC” means the Uniform Commercial Code of the State of New York, or any corresponding or succeeding provisions of Laws of the State of New York, or any corresponding or succeeding provisions of Laws, in each case as the same may have been and hereafter may be adopted, supplemented, modified, amended, restated or replaced from time to time.

1.80 “U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

1.81 “$” means U.S. dollars, the legal currency of the United States.

GLOSSARY

“Affiliate Transaction”	Section 5.35(a)
“Alternative Proposal”	Section 7.1(b)
“Alternative Transaction”	Section 7.1(b)
“Anti-Corruption Laws”	Section 5.32(a)
“Additional Parent Parties SEC Documents”	Section 6.14(a)
“Audited 2020/2021 Financial Statements”	Section 7.5
“Closing”	Section 3.2
“Closing Date”	Section 3.2
“Company Leases”	Section 5.26(b)
“Computer Systems”	Section 5.19(i)
“Continental”	Section 4.2(b)
“D&O Indemnified Persons”	Section 7.7(a)
“D&O Tail Insurance”	Section 7.7(b)
“Effective Time”	Section 3.2
“Exchange Fund”	Section 4.2(b)
“Excluded Shares”	Section 4.1(c)
“Export Control Laws”	Section 5.32(a)
“Financial Statements”	Section 5.11(a)
“International Trade Control Laws”	Section 5.32(a)
“IT Providers”	Section 5.19(k)
“Labor Agreements”	Section 5.24(a)
“Material Contracts”	Section 5.16(a)
“Merger Sub Ordinary Shares”	Section 6.7(c)
“Outside Date”	Section 11.1(d)(i)
“Owned Intellectual Property”	Section 5.19(a)
“Parent Parties Financial Statements”	Section 6.14(b)
“Parent Party Shareholder Approval Matters”	Section 9.5
“Parent SEC Documents”	Section 6.14(a)
“Per Share Merger Consideration”	Section 4.1(a)
“Permits”	Section 5.17
“Plan of Merger”	Section 3.2
“PM1”	Section 2.2
“Privacy Policy”	Section 5.19(j)
“Prohibited Party”	Section 5.32(b)
“Prospectus”	Section 9.5
“Proxy Statement/Prospectus”	Section 9.5
“Purchaser Investor”	Section 6.21
“Purchaser Special Meeting”	Section 9.5(a)
“Redomestication Merger Certificate”	Section 2.2
“Redomestication Merger Effective Time”	Section 2.2
“Redomestication Merger Surviving Corporation”	Section 2.1
“Registrar”	Section 2.2
“Registration Statement”	Section 9.5
“Required Purchaser Shareholder Approval”	Section 10.1(e)
“Requisite Company Vote”	Section 5.2
“Sanctions Laws”	Section 5.32(a)
“Scheduled Intellectual Property”	Section 5.19(a)
“Standards Agreements”	Section 5.19(n)
“Standards Body”	Section 5.19(n)
“Stockholder Register”	Section 2.6(a)(i)
“Surviving Corporation”	Section 3.1
“Trust Account”	Section 6.9
“Trust Fund”	Section 6.9
“Trustee”	Section 6.9

Article II

REDOMESTICATION MERGER

2.1 Redomestication Merger. At the Redomestication Merger Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the Cayman Companies Act and the DGCL, respectively, Parent shall be merged with and into Purchaser, the separate corporate existence of Parent shall cease and Purchaser shall continue as the surviving corporation. Purchaser as the surviving corporation after Redomestication Merger is hereinafter sometimes referred to as the “Redomestication Merger Surviving Corporation”.

2.2 Redomestication Merger Effective Time. The parties hereto shall cause Redomestication Merger to be consummated by filing a certificate of merger (the “Redomestication Merger Certificate”) with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DGCL, and the filing of the Plan of Merger (the “PM1”) (and other documents required by the Cayman Companies Act) with the Registrar of Companies of the Cayman Islands (the “Registrar”), in accordance with the relevant provisions of the Cayman Companies Act. The effective time of Redomestication Merger shall be the later of the acceptance of the Redomestication Merger Certificate and the time that PM1 are duly registered by the Registrar, or such later time as specified in the Redomestication Merger Certificate and PM1, being the “Redomestication Merger Effective Time.”

2.3 Effect of Redomestication Merger. At the Redomestication Merger Effective Time, the effect of Redomestication Merger shall be as provided in this Agreement, the Redomestication Merger Certificate, PM1 and the applicable provisions of the DGCL and the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Redomestication Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Parent and Purchaser prior to the Redomestication Merger Effective Time shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Redomestication Merger Surviving Corporation, which shall include the assumption by the Redomestication Merger Surviving Corporation of any and all agreements, covenants, duties and obligations of Parent set forth in this Agreement to be performed after the Closing, and all securities of the Redomestication Merger Surviving Corporation issued and outstanding as a result of the conversion under Section 2.6 hereof shall be listed on the public trading market on which the Parent Common Shares were trading prior to Redomestication Merger.

2.4 Charter Documents. At the Redomestication Merger Effective Time, the Certificate of Incorporation and Bylaws of Parent, as in effect immediately prior to the Redomestication Merger Effective Time, shall cease and the Memorandum and Articles of Association of the of Purchaser, shall be amended and restated so that they read in their entirety as set forth substantially in the form attached hereto as Exhibit F, and as so amended and restated, shall be the Memorandum and Articles of Association of the Redomestication Merger Surviving Corporation.

2.5 Directors and Officers of the Redomestication Merger Surviving Corporation. As of the Redomestication Merger Effective Time, the board of directors of Parent shall be the board of directors of the Redomestication Merger Surviving Corporation.

2.6 Effect on Issued Securities of Parent.

(a) Conversion of Parent Common Shares.

(i) At the Redomestication Merger Effective Time, each issued and outstanding Parent Common Share (other than those described in Section 2.6(c) below) shall be converted automatically into one Purchaser Ordinary Share. At the Redomestication Merger Effective Time, all Parent Common Shares shall cease to be issued and shall automatically be canceled and retired and shall cease to exist. The holders of issued Parent Common Shares immediately prior to the Redomestication Merger Effective Time, as evidenced by the stockholder register of Parent (the “Stockholder Register”), shall cease to have any rights with respect to such Parent Common Shares, except as provided herein or by Law. Each certificate (if any) previously evidencing Parent Common Shares shall be exchanged for a certificate representing the same number of Purchaser Ordinary Shares upon the surrender of such certificate in accordance with Section 2.7.

(ii) Each holder of Parent Common Shares listed on the Stockholder Register shall thereafter have the right to receive the same number of Purchaser Ordinary Shares only.

(b) Conversion of Parent Rights, Parent Warrants and Parent Units. At the Redomestication Merger Effective Time, (i) all Parent Rights shall be converted into Redomestication Merger Surviving Corporation Rights, (ii) all Parent Warrants shall be converted into Redomestication Merger Surviving Corporation Warrants and (iii) all Parent Units shall be converted into Redomestication Merger Surviving Corporation Units. At the Redomestication Merger Effective Time, each Parent Right, Parent Warrant and Parent Unit shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Redomestication Merger Surviving Corporation Rights, Redomestication Merger Surviving Corporation Warrants and Redomestication Merger Surviving Corporation Units shall have, and be subject to, the same terms and conditions set forth in the applicable agreements governing the Parent Rights, the Parent Warrants and Parent Units, respectively, that are outstanding immediately prior to the Redomestication Merger Effective Time. At or prior to the Redomestication Merger Effective Time, Purchaser shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Redomestication Merger Surviving Corporation Rights remain outstanding, a sufficient number of Redomestication Merger Surviving Corporation Ordinary Shares for delivery upon the exercise of the Redomestication Merger Surviving Corporation Rights, the Redomestication Merger Surviving Corporation Warrants and the Redomestication Merger Surviving corporation Units after the Redomestication Merger Effective Time.

(c) Cancellation of Parent Common Shares Owned by Parent. At the Redomestication Merger Effective Time, if there are any Parent Common Shares that are owned by Parent as treasury shares or any Parent Common Shares owned by any direct or indirect wholly owned subsidiary of Parent immediately prior to the Redomestication Merger Effective Time, such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

(d) No Liability. Notwithstanding anything to the contrary in this Section 2.6, none of the Redomestication Merger Surviving Corporation, Purchaser or any Party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.7 Surrender of Parent Common Shares. All securities issued upon the surrender of the Parent Common Shares in accordance with the terms hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of the Parent Common Shares shall also apply to the Purchaser Ordinary Shares so issued in exchange.

2.8 Lost Stolen or Destroyed Certificates. In the event any certificates shall have been lost, stolen or destroyed, Purchaser shall issue in exchange for such lost, stolen or destroyed certificates or securities, as the case may be, upon the making of an affidavit of that fact by the holder thereof, such securities, as may be required pursuant to Section 2.7; provided, however, that the Redomestication Merger Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Redomestication Merger Surviving Corporation with respect to the certificates alleged to have been lost, stolen or destroyed.

2.9 Section 368 Reorganization. For U.S. federal income tax purposes, Parent and Purchaser intend that the Redomestication Merger will constitute a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code to which each of Parent and the Purchaser is a party under Section 368(b) of the Code (the “Redomestication Intended Tax Treatment”). Parent and Purchaser hereby (i) adopt, and the Company acknowledges, this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g), (ii) agree to file and retain such information as shall be required under Treasury Regulation Section 1.368-3, and (iii) agree to file all Tax and other informational returns on a basis consistent with the Redomestication Intended Tax Treatment. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of Redomestication Merger for the Redomestication Intended Tax Treatment or as to the effect, if any, that any transaction consummated on, after or prior to the Redomestication Merger Effective Time has or may have on any such reorganization status. Each of the parties acknowledges and agrees that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Redomestication Merger is determined not to qualify for the Redomestication Intended Tax Treatment.

2.10 Taking of Necessary Action; Further Action. If, at any time after the Redomestication Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Redomestication Merger Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Parent and Purchaser, the officers and directors of Parent and Purchaser are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Article III
ACQUISITION MERGER

3.1 Acquisition Merger. Upon and subject to the terms and conditions set forth in this Agreement, on the Closing Date, immediately after the Redomestication Merger and in accordance with the applicable provisions of the Cayman Companies Act, Merger Sub shall be merged with and into the Company. Following the Acquisition Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving company in the Acquisition Merger (the “Surviving Corporation”) under the Cayman Companies Act and become a wholly owned subsidiary of Purchaser.

3.2 Closing; Effective Time. Unless this Agreement is earlier terminated in accordance with Article XII, the closing of the Acquisition Merger (the “Closing”) shall take place immediately after the Redomestication Merger at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, New York on a date no later than three (3) Business Days after the satisfaction or waiver of all the conditions set forth in Article X that are required to be satisfied prior to the Closing Date, or at such other place and time as the Company and the Parent Parties may mutually agree upon. The parties may participate in the Closing via electronic means. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”. At the Closing, the parties hereto shall execute a plan of merger (the “Plan of Merger”) in form and substance acceptable to the Parent Parties and the Company, and the parties hereto shall cause the Acquisition Merger to be consummated by filing the Plan of Merger (and other documents required by the Cayman Companies Act) with the Registrar in accordance with the provisions of the Cayman Companies Act. The Acquisition Merger shall become effective at the time when the Plan of Merger is accepted by the Registrar in accordance with the Cayman Companies Act (the “Effective Time”).

3.3 Board of Directors. Immediately after the Closing, the Surviving Corporation’s board of directors shall consist of at least five (5) directors, three (3) of whom shall be independent directors under Nasdaq rules. Sponsor shall have the right, but not the obligation, to designate, or cause to be designated, one (1) of the independent director to serve as a director of Purchaser until the next annual shareholder meeting of Purchaser, and the Company shall have the right, but not the obligation, to designate, or cause to be designated, the remaining directors.

3.4 Effect of the Acquisition Merger. At the Effective Time, the effect of the Acquisition Merger shall be as provided in this Agreement, the Plan of Merger and the applicable provisions of the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of Merger Sub set forth in this Agreement to be performed after the Effective Time.

3.5 Memorandum and Articles of Association of the Surviving Corporation. At the Effective Time, and without any further action on the part of the Company or Merger Sub, the Memorandum and Articles of Association of the Company shall become the Memorandum and Articles of Association of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by law.

3.6 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Ordinary Shares on the records of the Company.

3.7 Rights Not Transferable. The rights of the Shareholders as of immediately prior to the Effective Time are personal to each such Shareholder and shall not be assignable or otherwise transferable for any reason (except (i) by operation of Law or (ii) in the case of a natural Person, by will or the Laws of descent and distribution). Any attempted transfer of such right by any Shareholder (otherwise than as permitted by the immediately preceding sentence) shall be null and void.

3.8 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of Merger Sub and the Company, the officers and directors of Merger Sub and the Company are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

3.9 Section 368 Reorganization. For U.S. federal income tax purposes, each of the parties intends that the Acquisition Merger will constitute a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code to which each of Purchaser, Merger Sub and the Company is a party under Section 368(b) of the Code (the “Acquisition Intended Tax Treatment”). The parties to this Agreement hereby (i) adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g), (ii) agree to file and retain such information as shall be required under Treasury Regulation Section 1.368-3, and (iii) agree to file all Tax and other informational returns on a basis consistent with the Acquisition Intended Tax Treatment. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the Acquisition Merger for the Acquisition Intended Tax Treatment or as to the effect, if any, that any transaction consummated on, after or prior to the Acquisition Merger Effective Time has or may have on any such reorganization status. Each of the parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Acquisition Merger is determined not to qualify for the Acquisition Intended Tax Treatment.

3.10 Transfers of Ownership. If any certificate for Purchaser Ordinary Shares is to be issued in a name other than that in which the Company Ordinary Share certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Purchaser or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for securities of Purchaser in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Purchaser or any agent designated by it that such tax has been paid or is not payable.

Article IV
CONSIDERATION

4.1 Conversion of Shares.

(a) Conversion of Company Ordinary Shares. At the Effective Time, by virtue of the Acquisition Merger and without any action on the part of Parent, Purchaser, Merger Sub, the Company or the Shareholders, each Company Ordinary Share issued and outstanding immediately prior to the Effective Time shall be canceled and automatically converted into the right to receive, without interest, the applicable number of Purchaser Ordinary Shares for such number of Company Ordinary Shares (the “Per Share Merger Consideration”) as specified on Exhibit A hereto. For avoidance of any doubt, each Shareholder will cease to have any rights with respect to its Company Ordinary Shares, except the right to receive the Per Share Merger Consideration.

(b) Share Capital of Merger Sub. Each share of Merger Sub that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Acquisition Merger and without further action on the part of the sole shareholder of Merger Sub, be converted into and become one ordinary share of the Surviving Corporation (and such share of the Surviving Corporation into which the one Merger Sub Ordinary Share is so converted shall be the only share of the Surviving Corporation that is issued and outstanding immediately after the Effective Time). Each certificate evidencing ownership of Merger Sub Ordinary Shares will, as of the Effective Time, evidence ownership of such share(s) of ordinary shares of the Surviving Corporation.

(c) Treatment of Certain Company Shares. At the Effective Time, all Company Ordinary Shares that are owned by the Company (as treasury shares or otherwise) or any of its direct or indirect Subsidiaries as of immediately prior to the Effective Time (collectively, the “Excluded Shares”) shall be automatically canceled and extinguished without any conversion or consideration delivered in exchange thereof.

(d) No Liability. Notwithstanding anything to the contrary in this Section 4.1, none of Surviving Corporation or any party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e) Surrender of Certificates. All securities issued upon the surrender of Company Ordinary Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of such Company Ordinary Shares shall also apply to the Closing Payment Shares so issued in exchange.

(f) Lost, Stolen or Destroyed Certificates. In the event any certificates for any Company Ordinary Share shall have been lost, stolen or destroyed, Purchaser shall cause to be issued in exchange for such lost, stolen or destroyed certificates and for each such share, upon the making of an affidavit of that fact by the holder thereof; provided, however, that Purchaser may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Purchaser with respect to the certificates alleged to have been lost, stolen or destroyed.

(g) Adjustments in Certain Circumstances. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding securities of the Company, the Parent Common Shares or the Purchaser Ordinary Shares shall occur (other than the issuance of additional shares of the Company or Parent or Purchaser as permitted by this Agreement), including by reason of any reclassification, recapitalization, share split (including a reverse share split), or combination, exchange, readjustment of shares, or similar transaction, or any share dividend or distribution paid in shares, then the Closing Payment Shares and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change; provided, however, that this sentence shall not be construed to permit Parent, Purchaser, Merger Sub or the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

4.2 Issuance of Merger Consideration.

(a) No Issuance of Fractional Shares. No certificates or scrip representing fractional Closing Payment Shares will be issued pursuant to the Acquisition Merger, and instead any such fractional share that would otherwise be issued will be rounded to the nearest whole share.

(b) Exchange Fund. On the Closing Date, Purchaser shall deposit, or shall cause to be deposited, with Continental Stock Transfer & Trust Company (“Continental”), or an agreed-upon depositary bank, as applicable, for the benefit of the Shareholder, for exchange in accordance with this Article IV, the Closing Payment Shares (such shares of Parent Common Stock, the “Exchange Fund”). Purchaser shall cause Continental or the depositary bank, pursuant to irrevocable instructions, to pay the Merger Consideration out of the Exchange Fund in accordance with Exhibit A and the other applicable provisions contained in this Agreement. The Exchange Fund shall not be used for any other purpose other than as contemplated by this Agreement.

4.3 Withholding. Purchaser, the Company and any other applicable withholding agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as are required to be deducted or withheld with respect to the making of such payment under the Code, or under any provision of state, local or non-U.S. Tax Law. To the extent that amounts are so deducted, withheld and timely paid over to the appropriate Taxing Authority in accordance with applicable Law, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Notwithstanding the foregoing, Purchaser shall use commercially reasonable efforts to reduce or eliminate any such withholding, including providing recipients of consideration a reasonable opportunity to provide documentation establishing exemptions from or reductions of such withholdings.

Article V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to the Parent Parties simultaneously with the execution of this Agreement, the Company hereby represents and warrants to the Parent Parties that each of the following representations and warranties is true, correct and complete as of the date of this Agreement and shall be as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date). The parties hereto agree that any reference to a particular schedule shall be deemed to be an exception to the representations and warranties of the relevant part(ies) that are contained in the corresponding section of this Agreement only; provided that where it is readily apparent on the face of a disclosure under a particular schedule that such disclosure is, or may be reasonably determined to be, relevant to the matters described under any other sections of this Agreement, such disclosure may also be deemed to be relevant to such other sections. For the avoidance of doubt, unless the context otherwise required, the below representations and warranties relate to the Company on a consolidated basis with its Subsidiaries.

5.1 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands, and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was formed. The Company has all requisite power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals necessary and required to own and operate its properties and assets and to carry on the Business as presently conducted, other than as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. Schedule 5.1 lists all jurisdictions in which the Company is qualified to conduct business as a foreign corporation or other entity.

5.2 Authorization. The Company has all requisite power and authority to execute and deliver this Agreement and the Additional Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. This Agreement and all Additional Agreements to which the Company is or shall be a party have been duly authorized by all necessary action on the part of the Company, subject to the authorization and approval of this Agreement, the Plan of Merger and the transactions contemplated hereby by way of a special resolution of the Shareholders passed by the affirmative vote of holders of Company Ordinary Shares representing at least two-thirds of the votes of the Company Ordinary Shares present and voting in person or by proxy at a meeting of the shareholders of the Company in accordance with the Organizational Documents of the Company (the “Requisite Company Vote”). This Agreement constitutes, and, upon their execution and delivery, each of the Additional Agreements will constitute, a valid and legally binding agreement of the Company enforceable against the Company in accordance with their respective terms to which it is a party.

5.3 Governmental Authorization. Neither the execution, delivery nor performance by the Company of this Agreement or any Additional Agreements to which it is a party requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Governmental Authority other than the filing of the Plan of Merger and other related documents required by the Cayman Companies Act, except for SEC or Nasdaq approval required to consummate the transactions contemplated hereunder.

5.4 Non-Contravention. None of the execution, delivery or performance by the Company of this Agreement or any Additional Agreements to which it is a party does or will (a) contravene or conflict with the Organizational Documents of the Company, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Company, constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company or require any payment or reimbursement or to a loss of any material benefit relating to the Business to which the Company are entitled under any provision of any Permit, Contract or other instrument or obligations binding upon the Company or by which any of the Company Ordinary Shares or any of the Company’s assets is or may be bound, (c) result in the creation or imposition of any Lien on any of the Company Ordinary Shares, (d) cause a loss of any material benefit relating to the Business to which the Company is or may be entitled under any provision of any Permit or Contract binding upon the Company, or (e) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Company’s material assets, in the cases of (a) to (e), other than as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect.

5.5 Capitalization.

(a) The capital of the Company is US$50,000.00 divided into 5,000,000,000 shares of a par value of US$0.00001 each, of which 157,894,737 are issued and outstanding as of the date hereof. All of the issued and outstanding Company Ordinary Shares have been duly authorized and validly issued, are fully paid and non-assessable, and are not subject to any preemptive rights and have not been issued in violation of any preemptive or similar rights of any Person. As of the date hereof, all of the issued and outstanding Company Ordinary Shares are owned legally and beneficially by the Persons set forth on Part 1 of Exhibit A, and immediately prior to the Closing, all of the issued and outstanding Company Ordinary Shares will be owned legally and beneficially by the Persons set forth on Part 2 of Exhibit A. The only Company Ordinary Shares that will be issued and outstanding immediately after the Closing will be the Company Ordinary Shares owned by Purchaser. Except for the Company Ordinary Shares, no other class in the share capital of the Company is authorized or issued or outstanding.

(b) There are no (a) outstanding subscriptions, options, warrants, rights (including phantom stock rights), calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the purchase, issuance or sale of any share of the Company; or (b) to the knowledge of the Company, agreements with respect to any of the Company Ordinary Shares, including any voting trust, other voting agreement or proxy with respect thereto.

5.6 Subsidiaries. Schedule 5.6 sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary, its jurisdiction of organization, its authorized shares or other equity interests (if applicable), and the number of issued and outstanding shares or other equity interests and the record holders thereof. Other than as set forth on Schedule 5.6, (i) all of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, duly registered and non-assessable (if applicable), were offered, sold and delivered in material compliance with all applicable securities Laws, and are owned by the Company or one of its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents); (ii) there are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the shares or other equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary; (iii) there are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any shares or other equity interests or convertible equity interests in or of any Subsidiary of the Company; (iv) there are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company; (v) no Subsidiary of the Company has any limitation on its ability to make any distributions or dividends to its equity holders, whether by Contract, Order or applicable Law; (vi) except for the equity interests of the Subsidiaries listed on Schedule 5.6, the Company does not own or have any rights to acquire, directly or indirectly, any shares or other equity interests of, or otherwise Control, any Person; (vii) none of the Company or its Subsidiaries is a participant in any joint venture, partnership or similar arrangement, and (viii) except as set forth on Schedule 5.6, there are no outstanding contractual obligations of the Company or its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

5.7 Organizational Documents. Copies of the Organizational Documents of the Company and each Subsidiary have heretofore been made available to the Parent Parties, and such copies are each true and complete copies of such instruments as amended and in effect on the date hereof. Neither the Company nor any Subsidiary has taken any action in violation of its Organizational Documents.

5.8 Corporate Records. The register of shareholders or the equivalent documents of the Company and of each Subsidiary, and all proceedings of the Company’s and each Subsidiary’s board of directors occurring since their respective dates of inception, including committees thereof, and all consents to actions taken thereby, relating to all issuances and transfers of stock or shares, or material assets by the Company and each such Subsidiary, have been made available to the Parent Parties, and are true, correct and complete copies of the original register of members or the equivalent documents and minute book records of the Company or the Subsidiary, as applicable.

5.9 Assumed Names. Schedule 5.9 is a complete and correct list of all assumed or “doing business as” names currently or previously used by the Company, including names on any websites. None of the Company or any Subsidiary has used any assumed or “doing business as” name other than the names listed on Schedule 5.9 to conduct the Business.

5.10 Consents. No Contracts binding upon the Company or by which any of the Company Ordinary Share, or any of the Company’s assets are bound, require a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby or thereby.

5.11 Financial Statements.

(a) Attached hereto as Schedule 5.11 are true, complete and correct copies of the unaudited consolidated balance sheets of the Company, and the related statements of operations, changes in stockholders’ equity and cash flows, for the fiscal years ended December 31, 2020 and 2021 (since the Company Formation Date) (collectively, the “Financial Statements”).

(b) The Financial Statements are complete and accurate and fairly present in all material respects, in conformity with its applicable accounting standards applied on a consistent basis in all material respects, the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods reflected therein. The Financial Statements (i) were prepared from the Books and Records of the Company; (ii) were prepared on an accrual basis in accordance with its applicable accounting standards consistently applied; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of the Company’s financial condition as of their dates including for all warranty, maintenance, service and indemnification obligations; and (iv) contain and reflect adequate provisions for all Liabilities for all material Taxes applicable to the Company with respect to the periods then ended.

(c) Except as specifically disclosed, reflected or fully reserved against on the Financial Statements, and for Liabilities and obligations of a similar nature and in similar amounts incurred in the ordinary course of business since January 1, 2022, there are no material Liabilities, debts or obligations of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise) relating to the Company. All material debts and Liabilities, fixed or contingent, which should be included under U.S. GAAP on the Financial Statements are included therein.

(d) The Financial Statements accurately reflects in all material respects the outstanding Indebtedness of the Company as of the date thereof. Except as set forth on Schedule 5.11, the Company does not have any material Indebtedness.

5.12 Books and Records. All Contracts, documents, and other papers or copies thereof delivered to the Parent Parties by or on behalf of the Company are accurate, complete, and authentic. The Books and Records have been properly and accurately kept and accurately and fairly, in all material respects, reflect the transactions and dispositions of assets of and the providing of services by the Company and each Subsidiary. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that:

(i) transactions are executed only in accordance with management’s authorizations in all material respects;

(ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with the Company’s historical practices and to maintain asset accountability in all material respects;

(iii) all income and expense items are promptly and properly recorded for the relevant periods in accordance with the revenue recognition and expense policies maintained by the Company, as permitted by U.S. GAAP;

(iv) access to assets is permitted only in accordance with management’s authorization; and

(v)   the recorded accountability for material assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

5.13 Absence of Certain Changes. Since January 1, 2022, except as set forth on Schedule 5.13 or contemplated by this Agreement, any Additional Agreements or in connection with the transactions contemplated hereby and thereby, (a) the Company has conducted the Business in the ordinary course consistent with past practices; (b) there has not been any Material Adverse Effect; (c) the Company has not taken any action nor has any event occurred which would have violated the covenants of the Company set forth in this Agreement if such action had been taken or such event had occurred between the date hereof and the Closing Date.

5.14 Properties; Title to the Company’s Assets.

(a) The Tangible Personal Property have no defects, are in good operating condition and repair and function in accordance with their intended uses (ordinary wear and tear excepted) and have been properly maintained, and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto; and all of the Tangible Personal Property is in the control of the Company.

(b) The Company has good, valid and marketable title in and to, or in the case of the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use, all of their assets reflected on the Financial Statements or acquired after January 1, 2022, other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. No such asset is subject to any Liens other than Permitted Liens. The Company’s assets constitute all of the assets of any kind or description whatsoever, including goodwill, for the Company to operate the Business immediately after the Closing in the same manner as the Business is currently being conducted.

5.15 Litigation. (i) There is no Action (or any basis therefor) pending against, or to the knowledge of the Company threatened against or affecting, the Company, any of its officers or directors, or the Business before any court, Governmental Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements; (ii) there are no outstanding judgments against the Company that would reasonably to be expected to affect the ability of the Company to enter into and perform its obligations under this Agreement; and (iii) neither the Company nor any Subsidiary is, or has been, subject to any Proceeding with any Governmental Authority.

5.16 Contracts.

(a) Schedule 5.16 lists all material Contracts, oral or written (collectively, the “Material Contracts”) to which the Company is a party and which are currently in effect and constitute the following (if and to the extent applicable):

(i) all Contracts that require annual payments or expenses by, or annual payments or income to, the Company of $500,000 or more (other than standard purchase and sale orders entered into in the ordinary course of business consistent with past practice);

(ii) all sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar contracts and agreements, in each case requiring the payment of any commissions by the Company in excess of $500,000 annually;

(iii) all employment Contracts, employee leasing Contracts, and consultant and sales representatives Contracts with any current or former officer, director, employee or consultant of the Company or other Person, under which the Company (A) has continuing obligations for payment of annual compensation of at least $100,000 (other than for at-will employment), (B) has material severance or post termination obligations to such Person (other than COBRA obligations), or (C) has an obligation to make a payment upon consummation of the transactions contemplated hereby or as a result of a change of control of the Company;

(iv) all Contracts related to joint ventures, strategic alliances, partnerships, relationships for joint marketing or joint development with another Person;

(v) all Contracts relating to any acquisitions or dispositions of assets by the Company in excess of $500,000;

(vi) all Contracts for licensing agreements, including Contracts licensing Intellectual Property Rights, other than (i) “shrink wrap” licenses, and (ii) non-exclusive licenses granted in the ordinary course of business;

(vii) Contracts (i) under which the Company or any of its Subsidiaries is currently: (A) licensing or otherwise providing the right to use to any third party any Owned Intellectual Property, or (B) licensing or otherwise receiving the right to use from any third party any material Intellectual Property, with the exception of (1) non-exclusive licenses and subscriptions to commercially available software or technology used for internal use by the Company, with a dollar value individually not in excess of $200,000, (2) any Contract related to open source software, or (3) any Contract under which the Company licenses any of its Intellectual Property in the Ordinary Course, and (ii) under which the Company or any of its Subsidiaries has entered into an agreement not to assert or sue with respect to any Intellectual Property;

(viii) all Contracts relating to secrecy, confidentiality and nondisclosure agreements substantially limiting the freedom of the Company to compete in any line of business or with any Person or in any geographic area;

(ix) all Contracts relating to patents, trademarks, service marks, trade names, brands, copyrights, trade secrets and other material Intellectual Property Rights of the Company;

(x) all Contracts providing for guarantees, indemnification arrangements and other hold harmless arrangements made or provided by the Company, including all ongoing agreements for repair, warranty, maintenance, service, indemnification or similar obligations;

(xi) all Contracts relating to outstanding Indebtedness, including financial instruments of indenture or security instruments (typically interest-bearing) such as notes, mortgages, loans and lines of credit;

(xii) any Contract relating to the voting or control of the equity interests of the Company or the election of directors of the Company (other than the Organizational Documents of the Company);

(xiii) any Contract that can be terminated, or the provisions of which are altered, as a result of the consummation of the transactions contemplated by this Agreement or any of the Additional Agreements;

(xiv) all Contracts with or pertaining to the Company to which any Shareholder is a party;

(xv) all Contracts relating to material property or assets (whether real or personal, tangible or intangible) in which the Company holds a leasehold interest (including the Leases);

(xvi) all Contracts with a digital asset exchange or over-the-counter trading desk; all IP Contracts, separately identifying all such IP Contracts under which Company is obligated to pay royalties thereunder and all such IP Contracts under which Company is entitled to receive royalties thereunder; and

(xvii) all Contracts relating to power or energy supply in connection with the mining data centers owned or otherwise controlled by the Company or any Subsidiary.

(b) (i) Each Material Contract is a valid and binding agreement, and is in full force and effect, and neither the Company nor, to the Company’s knowledge, any other party thereto, is in breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract, (ii) the Company has not assigned, delegated, or otherwise transferred any of its rights or obligations with respect to any Material Contracts, or granted any power of attorney with respect thereto or to any of the Company’s assets, (iii) no Contract (A) requires the Company to post a bond or deliver any other form of security or payment to secure its obligations thereunder or (B) imposes any non-competition covenants that may be binding on, or restrict the Business or require any payments by or with respect to any Parent Party or any of its Affiliates. The Company previously provided to the Parent Parties true and correct fully executed copies of each written Material Contract.

(c) None of the execution, delivery or performance by the Company of this Agreement or Additional Agreements to which the Company is a party or the consummation by the Company of the transactions contemplated hereby or thereby constitutes a default under or gives rise to any right of termination, cancellation or acceleration of any obligation of the Company or to a loss of any material benefit to which the Company is entitled under any provision of any Material Contract.

(d) The Company is in compliance with all material covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or agreements evidencing any Indebtedness.

5.17 Licenses and Permits. Other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, the Company has obtained and maintained all material license, franchise, permit, order or approval or other similar authorization necessary to operate the Business (the “Permits”). The Permits are valid and in full force and effect, and none of the Permits will, assuming any requisite third-party consent has been obtained or waived prior to the Closing Date (if and to the extent applicable), be terminated or impaired or become terminable as a result of the transactions contemplated hereby.

5.18 Compliance with Laws.

(a) Neither the Company nor, to the knowledge of the Company, any representative or other Person acting on behalf of the Company, is in violation in any material respect of, and, no such Person has failed to be in compliance in all material respects with, all applicable Laws. Other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, since the Company Formation Date, (i) no event has occurred or circumstance exists that (with or without notice or due to lapse of time) would reasonably constitute or result in a violation by the Company of, or failure on the part of the Company to comply with, or any liability suffered or incurred by the Company in respect of any violation of or material noncompliance with, any Laws or policies by any Governmental Authority that are or were applicable to it or the conduct or operation of its business or the ownership or use of any of its assets and (ii) no Action by any Governmental Authority is pending, or to the knowledge of the Company, threatened, alleging any such violation or noncompliance by the Company. The Company has not been threatened in writing or, to the Company’s knowledge, orally to be charged with, or given written or, to the Company’s knowledge, oral notice of any violation of any Law or any judgment, order or decree entered by any Governmental Authority. Without limiting the generality of the foregoing, the Company is, and since the Company Formation Date, has been, in compliance in all material respects with: (i) every Law applicable to the Company due to the specific nature of the Business, including Data Protection Laws; (ii) the Foreign Corrupt Practices Act of 1977 (the “Foreign Corrupt Practices Act”) and any comparable or similar Law of any jurisdiction applicable to the Company; and (iii) every Law regulating or covering conduct in the workplace, including regarding sexual harassment or, on any legally impermissible basis, a hostile work environment. The Company has not been threatened or charged in writing (or to the Company’s knowledge, orally) with or given written (or to the Company’s knowledge, oral) notice of any violation of any Data Protection Law, the Foreign Corrupt Practices Act or any other Law referred to in or generally described in foregoing sentence by any Governmental Authority and, to the Company’s knowledge, the Company is not under any investigations with respect to any such Law.

(b) Neither the Company nor, to the knowledge of the Company, any representative or other Person acting on behalf of the Company is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

5.19 Intellectual Property.

(a) Schedule 5.19 sets forth a true, accurate and complete list of all (i) issued patents and pending patent applications, (ii) trademark registrations, pending trademark applications and unregistered trademarks, (iii) registered copyrights and pending copyright applications, (iv) internet domain name registrations, and (v) social media handles, in each case that are owned by the Company or any of its Subsidiaries and are material to the Business (“Scheduled Intellectual Property” and collectively, and together with other Intellectual Property owned by or purported to be owned by the Company or any of its Subsidiaries, the “Owned Intellectual Property”). Schedule 5.19 accurately specifies as to each of the foregoing, as applicable: (A) the filing number, issuance or registration number, or other identifying details; (B) the owner and nature of the ownership; and (C) the jurisdictions by or in which such Scheduled Intellectual Property has been issued, registered, or in which an application for such issuance or registration has been filed.

(b) All of the registrations, applications, and issuance within the Scheduled Intellectual Property are subsisting, in full force and effect, and to the knowledge of the Company, all such registrations and issuances within the Scheduled Intellectual Property are valid and enforceable. All registration, maintenance and renewal fees currently due in the next ninety (90) days in connection with any Owned Intellectual Property have been paid and all documents, recordations and certificates in connection therewith have been filed with the authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such rights and recording the Company’s or any Subsidiary’s ownership or interests therein.

(c) Except for any licenses granted to Owned Intellectual Property, the Company exclusively owns all right, title and interest in and to the Owned Intellectual Property free and clear of all Liens, other than Permitted Liens. The Owned Intellectual Property that is licensed to any customer pursuant to a Contract is valid, subsisting and enforceable. (i) No Owned Intellectual Property is the subject of any current opposition, cancellation, or similar Proceeding before any Governmental Authority other than Proceedings involving the examination of applications for registration of Intellectual Property (e.g., patent prosecution Proceedings, trademark prosecution Proceedings, and copyright prosecution Proceedings), (ii) neither the Company nor any of its Subsidiaries is subject to any injunction or other specific judicial, administrative, or other Order that restricts or impairs its ownership, registrability, enforceability, use or distribution of any Owned Intellectual Property, and (iii) neither the Company nor any of its Subsidiaries is subject to any current Proceeding that the Company reasonably expects would materially and adversely affect the validity, use or enforceability of any Owned Intellectual Property. To the knowledge of the Company, no Proceedings described in this clause (b) are or have been threatened in writing.

(d) The Company or its Subsidiaries owns all right, title and interest in and to, or has valid, sufficient, subsisting and enforceable rights to use all Intellectual Property material to its Business as currently conducted. The Company and each of its Subsidiaries is in compliance with all material contractual obligations in a Contract set forth on Schedule 5.19(c) and to the knowledge of the Company is in compliance with all material contractual obligations in all applicable Contracts involving open source software. The consummation of the transaction contemplated hereby will not, by itself, directly and immediately materially impair any rights of the Company or any of its Subsidiaries to any Owned Intellectual Property or any licensed Intellectual Property.

(e) To the knowledge of the Company, the conduct of the business of the Company, including its Subsidiaries, as is currently conducted or conducted since the Company Formation Date, including any use of the Owned Intellectual Property as currently used by the Company or any of its Subsidiaries, does not infringe, misappropriate, or violate any Intellectual Property or other proprietary right of any Person.

(f) To the knowledge of the Company, no Person is infringing, violating or misappropriating the rights of the Company or any of its Subsidiaries in or to any Owned Intellectual Property.

(g) Each current and former officer, employee agent, consultant and/or contractor of the Company or any of its Subsidiaries who in the regular course of such Person’s employment or engagement with the Company or Subsidiary would reasonably be expected to create or contribute to the creation of Owned Intellectual Property, has executed an assignment or similar agreement with the Company or Subsidiary assigning to the Company or Subsidiary all right, title, and interest in and to such Owned Intellectual Property. To the extent any such agreement or other similar written Contract permitted such employee, agent, consultant, and contractor to exclude from the scope of such agreement or Contract any Intellectual Property in existence prior to the date of the employment or relationship, no such employee, agent, consultant, and contractor excluded Intellectual Property that was related to the Business of the Company. No Governmental Authority or academic institution has any right to, ownership of, or right or royalties for, any Owned Intellectual Property.

(h) The Company and each of its Subsidiaries have taken commercially reasonable steps to safeguard and maintain the secrecy and confidentiality of, and their proprietary rights in and to, non-public Owned Intellectual Property. To the knowledge of the Company, no present or former officer, director, employee, agent, independent contractor, or consultant of the Company or any of its Subsidiaries has misappropriated any trade secrets or other confidential information of any other Person in the course of the performance of responsibilities to the Company or Subsidiary.

(i) The Company and its Subsidiaries have established and implemented, and, to the knowledge of the Company, are operating in material compliance with, policies, programs and procedures that are commercially reasonable and include administrative, technical and physical safeguards, designed to protect the confidentiality and security of Sensitive Data in their possession, custody or control against unauthorized access, use, modification, disclosure or other misuse. The Company and its Subsidiaries maintain security controls for all material information technology systems owned by the Company and/or its Subsidiaries, including computer hardware, software, networks, information technology systems, electronic data processing systems, telecommunications networks, network equipment, interfaces, platforms, peripherals, and data or information contained therein or transmitted thereby, including any outsourced systems and processes (collectively, the “Computer Systems”) that are designed to protect the Computer Systems against attacks (including virus, worm and denial-of-service attacks), unauthorized activities or access of any employee, hackers or any other person, and to otherwise maintain and protect the integrity, operation and security of such Computer Systems and all information (including Sensitive Data) stored thereon or transmitted thereby. Since the Company Formation Date, the Computer Systems have not suffered any material failures, breakdowns, continued substandard performance, unauthorized intrusions, or other adverse events affecting any such Computer Systems that, in each case, have caused any substantial disruption of or interruption in or to the use of such Computer Systems, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as would not have a Company Material Adverse Effect, the Company has remedied in all material respects any material privacy or data security issues identified in any privacy or data security audits of its businesses (including third-party audits of the Computer Systems). The Computer Systems are sufficient in all material respects for the current operations of the Company and its Subsidiaries.

(j) The Company and its Subsidiaries have in place policies (including a privacy policy), rules, and procedures (the “Privacy Policy”) regarding the Company’s and its Subsidiaries’ collection, use, processing, disclosure, disposal, dissemination, storage and protection of customers’ Personal Data. To the knowledge of the Company, the Company has materially complied with the Privacy Policy and applicable Laws regarding the collection, use, storage and transfer of Personal Data.

(k) The Company has implemented and maintains, and has used commercially reasonable efforts to ensure that all providers of information technology services to the Company that involve or relate to the collection, storage, processing or transmission of sensitive information, including Personal Data (the “IT Providers”), have implemented and maintain: (i) commercially reasonable administrative, technical, and physical safeguards designed to prevent the loss, alteration, or destruction of, or unauthorized access to or disclosure of, Personal Data and (ii) a security plan that is designed to (A) identify internal and external risks to the security of the confidential information included in Personal Data maintained by, or provided to, the Company; (B) implement, monitor and provide adequate and effective administrative, electronic and physical safeguards to control such risk; and (C) maintain notification procedures in compliance with applicable Laws in the case of any breach of security with respect to sensitive information, including Personal Data.

(l) No Actions are pending or, to the knowledge of the Company, threatened in writing against the Company and/or its Subsidiaries relating to the collection, use, dissemination, storage and protection of Personal Data.

(m) Except as set forth in Schedule 5.19(m), none of the tangible embodiments of Owned Intellectual Property (including software) is currently or was in the past distributed or used by the Company with any Public Software in a manner that requires that any of the Owned Intellectual Property (in whole or in part) or tangible embodiments thereof be dedicated to the public domain, disclosed, distributed in source code form, made available at no charge, or reverse engineered. Schedule 5.19(m) further identifies the material Public Software with which such tangible embodiments identified pursuant to the previous sentence were distributed or used, and the manner of such distribution or use, and how such Public Software was integrated or combined with or linked to any such tangible embodiments.

(n) The Company is in actual possession and control of the source code of the software within the Owned Intellectual Property and all related documentation, specifications and know-how. No Person other than the Company and its employees and contractors (i) has a right to access or possess any source code of the software within the Owned Intellectual Property, or (ii) will be entitled to obtain access to or possession of such source code as a result of the execution, delivery and performance of by the Company of this Agreement and the consummation of the Transactions.

(o) Schedule 5.19(n): (i) identifies each standards-setting organization (including ETSI, 3GPP, 3GPP2, TIA, IEEE, IETF, and ITU-R), university or industry body, consortium, other multi-party special interest group and any other collaborative or other group in which the Company is currently participating, or has participated in the past or applied for future participation in, including any of the foregoing that may be organized, funded, sponsored, formed or operated, in whole or in part, by any Governmental Authority, in all cases, to the extent related to any Intellectual Property (each a “Standards Body”); and (ii) sets forth a listing and description of the membership agreements and other Contracts, bylaws, policies, rules and similar materials relating to such Standards Bodies, to which Company is bound (collectively, “Standards Agreements”). True, complete and correct copies of all Standards Agreements have been delivered to the Parent Parties. The Company is not bound by, and has not agreed in writing to be bound by, any Contract (including any written licensing commitment), bylaw, policy, or rule of any Standards Body that requires or purports to require Company to contribute, disclose or license any Intellectual Property to such Standards Body or its other members, other than the Standards Agreements. The Company has not made any written Patent disclosures to any Standards Body. The Company is in material compliance with all Standards Agreements that relate to Intellectual Property. The Company is not engaged in any material dispute with any Standards Body with respect to any Intellectual Property or with any third Persons with respect to Company’s conduct with respect to any Standards Body.

5.20 Customers and Suppliers.

(a) Schedule 5.20(a) sets forth a list of the Company’s five (5) largest customers and the five (5) largest suppliers as measured by the dollar amount of purchases therefrom or thereby, for the first nine (9) months of the Company’s 2021 fiscal year, showing the approximate total sales by the Company to each such customer and the approximate total purchases by the Company from each such supplier, during each such period, each on a consolidate bases.

(b) Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, none of the Company’s five (5) largest customers and the five (5) largest suppliers set forth on Schedule 5.20(a) has (i) terminated its relationship with the Company, (ii) materially reduced its business with the Company Group or materially and adversely modified its relationship with the Company, (iii) notified the Company in writing of its intention to take any such action, or (iv) to the knowledge of the Company, become insolvent or subject to bankruptcy proceedings.

5.21 Accounts Receivable and Payable; Loans.

(a) All accounts receivables and notes of the Company reflected on the Financial Statements, and all accounts receivable and notes arising subsequent to the date thereof, represent valid obligations arising from services actually performed or goods actually sold by the Company in the ordinary course of business consistent with past practice. The accounts payable of the Company reflected on the Financial Statements, and all accounts payable arising subsequent to the date thereof, arose from bona fide transactions in the ordinary course consistent with past practice.

(b) There is no contest, claim, or right of setoff in any agreement with any maker of an account receivable or note relating to the amount or validity of such account, receivables or note that could reasonably result in a Material Adverse Effect. To the Company’s knowledge, all accounts, receivables or notes are good and collectible in the ordinary course of business.

(c) Except as set forth in Schedule 5.21, the Company is not indebted to any of its Affiliates and no Affiliates are indebted to the Company.

5.22 Pre-payments. The Company has not received any payments with respect to any services to be rendered or goods to be provided after the Closing except in the ordinary course of business.

5.23 Employees; Employee Benefits

(a) Neither the Company nor any Subsidiary is a party to or subject to any collective bargaining agreement, non-competition agreement restricting the activities of the Company, or any similar agreement, and there has been no activity or Proceeding by a labor union or representative thereof to organize any employees of the Company.

(b) There are no pending or, to the knowledge of the Company, threatened claims or Proceedings against the Company or any Subsidiary under any worker’s compensation policy or long-term disability policy.

(c) Neither the execution, delivery and performance of this Agreement or any Additional Agreement to which the Company is a party nor the consummation of the transactions contemplated by this Agreement will (either alone or in combination with another event) result in any severance or other payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee, officer, director, consultant or other service provider of the Company.

5.24 Employment Matters.

(a) Schedule 5.24 sets forth a true and complete list of (i) the form of employment agreement and if applicable, commission agreement (the “Labor Agreements” ), and (ii) each employee group or executive medical, life, or disability insurance plan, and each incentive, bonus, profit sharing, retirement, deferred compensation, equity, phantom stock, stock option, stock purchase, stock appreciation right or severance plan of the Company or any Subsidiary now in effect or under which the Company or any Subsidiary has any obligation, or any understanding between the Company or any Subsidiary and any employee concerning the terms of such employee’s employment that does not apply to the Company’s employees generally. The Company has previously delivered to the Parent Parties true and complete copies of such forms of the Labor Agreements and each generally applicable employee handbook or policy statement of the Company.

(b) Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect:

(i) to the knowledge of the Company, no current employee of the Company or any Subsidiary, in the ordinary course of his or her duties, has breached any obligation to a former employer in respect of any covenant against competition or soliciting clients or employees or servicing clients or confidentiality or any proprietary right of such former employer; and

(ii) there is no pending representation question or union organizing activity respecting employees of the Company or any Subsidiary.

5.25 Withholding. All obligations of the Company and its Subsidiaries applicable to its employees, whether arising by operation of Law, by contract, by past custom or otherwise, or attributable to payments by the Company or any Subsidiary to trusts or other funds or to any governmental agency, with respect to unemployment compensation benefits, social security benefits or any other benefits for its employees with respect to the employment of said employees through the date hereof have been paid or adequate accruals therefor have been made on the Financial Statements, other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. All reasonably anticipated obligations of the Company and its Subsidiaries with respect to such employees (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of business), whether arising by operation of Law, by contract, by past custom, or otherwise, for salaries and holiday pay, bonuses and other forms of compensation payable to such employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by the Company or the applicable Subsidiary prior to the Closing Date, other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

5.26 Real Property.

(a) The Company does not own any real property.

(b) Schedule 5.26 sets forth a list of all Leases to which the Company or a Subsidiary is a party (“Company Leases”). With respect to each Company Lease: (i) each Company Lease is valid, binding and in full force and effect; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid; (iii) the lessee has been in peaceable possession since the commencement of the original term thereof; (iv) no waiver, indulgence or postponement of the lessee’s obligations thereunder has been granted by the lessor; (v) there exist no default or event of default thereunder by the lessee; and (vi) there are no outstanding claims of breach or indemnification or notice of default or termination thereunder, in cases of each of clauses (i) through (vi), other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. The Company or a Subsidiary holds the leasehold estate on the Company Leases free and clear of all Liens, except for the Permitted Liens and the Liens of mortgagees of the Real Property in which such leasehold estate is located.

5.27 Tax Matters.

(a) (i) The Company has duly filed all income and other material Tax Returns which are required to be filed by it, and has paid all material Taxes which have become due; (ii) all such Tax Returns are true, correct and complete and accurate in all material respects; (iii) there is no Action, pending or proposed in writing, with respect to a material amount of Taxes of the Company; (iv) no statute of limitations in respect of the assessment or collection of any material amount of Taxes of the Company for which a Lien may be imposed on any of the Company’s assets has been waived or extended (other than Permitted Liens or pursuant to automatic extensions of time to file Tax Returns obtained in the ordinary course of business), which waiver or extension is in effect; (v) to the knowledge of the Company, the Company has withheld or collected and paid over to the applicable Taxing Authority all material Taxes required to be withheld or collected by the Company in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party; (vi) the Company has not requested any letter ruling from the IRS (or any comparable ruling from any other Taxing Authority); (vii) there is no Lien (other than Permitted Liens) for material Taxes upon any of the assets of the Company; (viii) the Company has not received any written request from a Taxing Authority in a jurisdiction where the Company has not paid any material Tax or filed material Tax Returns asserting that the Company is or may be subject to Tax in such jurisdiction; (ix) the Company is not a party to any Tax sharing, Tax indemnity or Tax allocation Contract (other than a contract entered into in the ordinary course of business consistent with past practices, the primary purpose of which is not related to Taxes); (x) the Company has no material liability for the Taxes of any other Person (other than a Subsidiary of the Company): (1) under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable Law), (2) as a transferee or successor or (3) otherwise by operation of applicable Law; (xi) the Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and (xii) the Company has not been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2).

(b) The Company is not aware of any fact or circumstance, nor has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Acquisition Merger from qualifying each as a “reorganization” within the meaning of Section 368(a) of the Code.

(c) The Financial Statements reflect accruals in accordance with GAAP for all current Taxes of the Company and any Subsidiary that are unpaid or payable as of the December 31, 2021 (except for any inaccuracies that are not material), and neither the Company nor any Subsidiary has incurred any liability for Taxes since December 31, 2021 other than in the ordinary course of business consistent with amounts incurred and paid with respect to the most recent comparable prior period (adjusted for ordinary course changes in operations).

5.28 Environmental Laws.

(a) Neither the Company nor any Subsidiary has (i) received any written notice of any alleged claim, violation of or Liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability; (ii) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials so as to give rise to any Liability or corrective or remedial obligation under any Environmental Laws; or (iii) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to Liabilities arising out of Environmental Laws or the Hazardous Materials Activities of the Company, except in each case as would not, individually or in the aggregate, have a Material Adverse Effect.

(b) To the knowledge of the Company, there are no Hazardous Materials in, on, or under any properties owned, or leased by the Company or any Subsidiary such as could give rise to any material liability or corrective or remedial obligation of the Company or any Subsidiary under any Environmental Laws.

5.29 Finders’ Fees. Other than the Company’s arrangement with Aqua Pursuit International Limited, with respect to the transactions contemplated by this Agreement, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any of Affiliates who might be entitled to any fee or commission from Parent, Purchaser, Merger Sub or any of their Affiliates (including the Company following the Closing) upon consummation of the transactions contemplated by this Agreement.

5.30 Powers of Attorney and Suretyships. The Company and its Subsidiaries do not have any general or special powers of attorney outstanding (whether as grantor or grantee thereof) outside the Company or its Subsidiaries or any obligation or liability (whether actual, accrued, accruing, contingent, or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person outside the Company or its Subsidiaries or other than as reflected in the Financial Statements.

5.31 Directors and Officers. Schedule 5.31 sets forth a true, correct and complete list of all directors and officers of the Company and of each Subsidiary.

5.32 International Trade Matters; Anti-Bribery Compliance.

(a) The Company currently is and, for the past five years (or since the Company Formation Date, whichever is shorter) has been, in compliance with applicable Laws related to (i) anti-corruption or anti-bribery, including the U.S. Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., and any other equivalent or comparable Laws of other countries (collectively, “Anti-Corruption Laws”), (ii) economic sanctions administered, enacted or enforced by any Governmental Authority (collectively, “Sanctions Laws”), (iii) export controls, including the U.S. Export Administration Regulations, 15 C.F.R. §§ 730, et seq., and any other equivalent or comparable Laws of other countries (collectively, “Export Control Laws”), (iv) anti-money laundering, including the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956, 1957, and any other equivalent or comparable Laws of other countries; (v) anti-boycott regulations, as administered by the U.S. Department of Commerce; and (vi) importation of goods, including Laws administered by the U.S. Customs and Border Protection, Title 19 of the U.S.C. and C.F.R., and any other equivalent or comparable Laws of other countries (collectively, “International Trade Control Laws”).

(b) Neither the Company nor any Subsidiary, nor any director or officer of the Company or any Subsidiary, nor, to the knowledge of the Company, any employee or agent of the Company (acting on behalf of the Company or any Subsidiary), is or is acting under the direction of, on behalf of or for the benefit of a Person that is, (i) the subject of Sanctions Laws or identified on any sanctions or similar lists administered by a Governmental Authority, including the U.S. Department of the Treasury’s Specially Designated Nationals List, the U.S. Department of Commerce’s Denied Persons List and Entity List, the U.S. Department of State’s Debarred List, HM Treasury’s Consolidated List of Financial Sanctions Targets and the Investment Bank List, or any similar list enforced by any other relevant Governmental Authority, as amended from time to time, or any Person owned or controlled by any of the foregoing (collectively, “Prohibited Party”); (ii) the target of any Sanctions Laws; (iii) located, organized or resident in a country or territory that is, or whose government is, the target of comprehensive trade sanctions under Sanctions Laws, including, as of the date of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria; or (iv) an officer or employee of any Governmental Authority or public international organization, or officer of a political party or candidate for political office. Neither the Company, nor any director or officer, nor, to the knowledge of the Company, any employee or agent of the Company (acting on behalf of the Company), (A) has participated in any transaction involving a Prohibited Party, or a Person who is the target of any Sanctions Laws, or any country or territory that was during such period or is, or whose government was during such period or is, the target of comprehensive trade sanctions under Sanctions Laws, (B) to the knowledge of the Company, has exported (including deemed exportation) or re-exported, directly or indirectly, any commodity, software, technology, or services in violation of any applicable Export Control Laws or (C) has participated in any transaction in violation of or connected with any purpose prohibited by Anti-Corruption Laws or any applicable International Trade Control Laws, including support for international terrorism and nuclear, chemical, or biological weapons proliferation.

(c) Neither the Company nor any Subsidiary has received written notice of, nor, to the knowledge of the Company, any of its officers, employees, agents or third-party representatives is or has been the subject of, any investigation, inquiry or enforcement proceedings by any Governmental Authority regarding any offense or alleged offense under Anti-Corruption Laws, Sanctions Laws, Export Control Laws or International Trade Control Laws (including by virtue of having made any disclosure relating to any offense or alleged offense) and, to the knowledge of the Company, there are no circumstances likely to give rise to any such investigation, inquiry or proceeding.

5.33 Not an Investment Company. The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

5.34 [Intentionally left blank].

5.35 Affiliate Transactions.

(a) Schedule 5.35 sets forth a true, complete and correct list of the following (each such arrangement of the type required to be set forth thereon, whether or not actually set forth thereon, an “Affiliate Transaction”): (i) each Contract entered into between the Company or any Subsidiary, on the one hand, and any current or former Affiliate of the Company on the other hand; and (ii) all Indebtedness (for monies actually borrowed or lent) owed by any current or former Affiliate to the Company. Each Affiliate Transaction entered into or occurring prior to the Closing (i) is arms-length transaction with fair market price and (ii) is a transaction duly approved by the board of directors in accordance with the Organizational Documents of the Company or such Subsidiary.

(b) None of the Shareholders nor any of their Affiliates own or have any rights in or to any of the material Assets, properties or rights used by the Company.

5.36 Compliance with Privacy Laws, Privacy Policies and Certain Contracts.

(i) Neither the Company, nor, to the knowledge of the Company, the Company’s and each Subsidiary’s officers, directors, managers, employees, agents, subcontractors and vendors to whom Company has given access to Personal Data, are and have been at all times since the Company Formation Date and the inception date of each Subsidiary, in compliance in all material respects with all applicable Privacy Laws;

(ii) Except as would not, individually or in the aggregate, have a Material Adverse Effect, to the knowledge of the Company, neither the Company nor any Subsidiary has experienced any loss, damage or unauthorized access, use, disclosure or modification, or breach of security of Personal Data maintained by or on behalf of the Company or any Subsidiary (including, to the knowledge of the Company, by any agent, subcontractor or vendor of the Company or any Subsidiary); and

(iii) Except as would not, individually or in the aggregate, have a Material Adverse Effect, to the knowledge of the Company, (i) no Person, including any Governmental Authority, has made any written claim or commenced any Proceeding with respect to any violation of any Privacy Law by the Company or any Subsidiary, and (ii) neither the Company not any Subsidiary has been given written notice of any criminal, civil or administrative violation of any Privacy Law, in any case including any claim or action with respect to any loss, damage or unauthorized access, use, disclosure, modification, or breach of security, of Personal Data maintained by or on behalf of the Company or any Subsidiary (including by any agent, subcontractor or vendor of the Company or any Subsidiary).

5.37 OFAC. Neither of the Company or any Subsidiary, nor any director or officer of the Company or any Subsidiary (nor, to the knowledge of the Company, any agent, employee, affiliate or Person acting on behalf of the Company or any Subsidiary) is currently identified on the specially designated nationals or other blocked Person list or otherwise currently subject to any U.S. sanctions administered by the OFAC; and the Company and all Subsidiaries have not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any subsidiary, joint venture partner or other Person, in connection with any sales or operations in Balkans, Belarus, Burma, Cote D’Ivoire (Ivory Coast), Cuba, Democratic Republic of Congo, Iran, Iraq, Liberia, North Korea, Sudan, Syria, and Zimbabwe or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the previous fiscal years.

5.38 Board Approval. The Company’s board of directors (including any required committee or subgroup of such boards) has, as of the date of this Agreement, unanimously (i) declared the advisability of the transactions contemplated by this Agreement and (ii) determined that the transactions contemplated hereby are in the best interests of the Shareholders.

5.39 Other Information. No information provided by the Company to the Parent Parties to facilitate due diligence in connection with the negotiation or execution of this Agreement or any agreement contemplated hereby, contained or contains (as applicable) any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

Article VI
REPRESENTATIONS AND WARRANTIES OF PARENT PARTIES

Parent hereby, on the date hereof and each of the other Parent Parties when formed, jointly and severally, represent and warrant to the Company that, except as disclosed in the Parent SEC Documents, each of the following representing representations and warranties is true, correct and complete as of the date of this Agreement and as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date). The parties hereto agree that any reference to a particular schedule shall be deemed to be an exception to the representations and warranties of the relevant part(ies) that are contained in the corresponding section of this Agreement only; provided that where it is readily apparent on the face of a disclosure under a particular schedule that such disclosure is, or may be reasonably determined to be, relevant to the matters described under any other sections of this Agreement, such disclosure may also be deemed to be relevant to such other sections.

6.1 Corporate Existence and Power. Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware. Purchaser, when formed, will be a corporation duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Merger Sub, when formed, will be is a corporation duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Each of the Parent Parties has, or shall have, all power and authority, corporate and otherwise, and all governmental licenses, franchises, permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted.

6.2 Corporate Authorization. The execution, delivery and performance by Parent of this Agreement and the Additional Agreements (to which it is a party to) and the consummation by the each of the Parent Parties of the transactions contemplated hereby and thereby are or will be within the corporate powers of such Parent Parties and have been or will be duly authorized by all necessary corporate action on the part of the Parent Parties to the extent required by their respective Organizational Documents, applicable Laws or any Contract to which any of them is a party or by which its securities are bound, other than the Required Purchaser Shareholder Approval and the authorization and approval of this Agreement, Redomestication Merger and the Acquisition Merger. This Agreement has been duly executed and delivered by Parent and it constitutes a valid and legally binding agreement of the Parent Parties, enforceable against them in accordance with their representative terms, and upon Parent Parties execution and delivery, the Additional Agreements (to which any of them is a party) will constitute, a valid and legally binding agreement of the Parent Parties, enforceable against them in accordance with their representative terms.

6.3 Governmental Authorization. Other than as required under applicable Laws, neither the execution, delivery nor performance by the Parent Parties of this Agreement or any Additional Agreements requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Governmental Authority.

6.4 Non-Contravention. The execution, delivery and performance by the Parent Parties of this Agreement and any Additional Agreements do not and will not (i) contravene or conflict with the organizational or constitutive documents of any Parent Party, or (ii) contravene or conflict with or constitute a violation of any provision of any Law, judgment, injunction, order, writ, or decree binding upon the Parent Parties, except, in each case of clauses (i) and (ii), for any contravention or conflicts that would not reasonably be expected to have a Material Adverse Effect on the Parent Parties.

6.5 Finders’ Fees. Except for the Deferred Underwriting Amount and Parent’s arrangement with Chardan Capital Markets, LLC, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Parent Parties or their Affiliates who might be entitled to any fee or commission from the Company, or any of its Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Additional Agreements.

6.6 Issuance of Shares. The Closing Payment Shares, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable, free and clear of any Liens and not subject to or issued in violation of any right of any third party pursuant to any contract to which the Parent Parties are bound, applicable Law or the Parent Parties’ Organizational Documents.

6.7 Capitalization.

(a) Parent. Parent is authorized to issue a maximum of 15,000,000 Common Shares, par value $0.0001, and 1,000,000 preferred shares, par value $0.0001, of which 8,901,389 Parent Common Shares are issued and outstanding as of the date hereof. A total of 5,999,861 Parent Common Shares are reserved for issuance with respect to the Parent Warrants, Parent Rights and Parent Units. No other shares of capital stock or other voting securities of Parent are issued, reserved for issuance or outstanding. All issued and outstanding Parent Common Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Parent’s Organizational Documents or any contract to which Parent is a party or by which Parent is bound. Except as set forth in Parent’s Organizational Documents and in Schedule 6.7(a), there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any Parent Common Shares or any capital equity of Parent. There are no outstanding contractual obligations of Parent to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(b) Purchaser. Upon formation, there will be 15,000,000 Purchaser Ordinary Shares authorized, of which one (1) Purchaser Ordinary Shares will be issued and outstanding at such time. No other shares of capital stock or other voting securities of Purchaser will be issued, reserved for issuance or outstanding. All issued and outstanding Purchaser Ordinary Shares will be duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Purchaser’s Organizational Documents or any contract to which Purchaser will be a party or by which Purchaser will be bound. Except as will be set forth in Purchaser’s Organizational Documents, there will be no outstanding contractual obligations of Purchaser to repurchase, redeem or otherwise acquire any Purchaser Ordinary Shares or any capital equity of Purchaser. There will be no outstanding contractual obligations of Purchaser to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(c) Merger Sub. Upon formation, there will be the minimum number of allowed authorized ordinary shares, par value $0.00001per share, of Merger Sub authorized (the “Merger Sub Ordinary Shares”), of which one (1) Merger Sub Ordinary Share will be issued and outstanding at such time. No other shares or other voting securities of Merger Sub are issued, reserved for issuance or outstanding. All issued and outstanding Merger Sub Ordinary Share(s) will be duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Merger Sub’s Organizational Documents or any contract to which Merger Sub will be a party or by which Merger Sub will be bound. Except as will be set forth in Merger Sub’s Organizational Documents, there will be no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any Merger Sub Ordinary Share(s) or any share capital or equity of Merger Sub. There will be no outstanding contractual obligations of Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

6.8 Information Supplied. None of the information supplied or to be supplied by any Parent Party expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Purchaser’s shareholders with respect to the solicitation of proxies to approve the transactions contemplated hereby will, at the date of filing and/ or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by any Parent Party or that is included in any Parent Party SEC Documents). No material information provided by any Parent Party to the Company in connection with the negotiation or execution of this Agreement or any agreement contemplated hereby (including but not limited to Parent public filings, as of the respective dates of their submission to the SEC), contained or contains (as applicable) any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

6.9 Trust Fund. As of the date of this Agreement, Parent has at least $ 69,004,405.60 in the trust fund established by Parent for the benefit of its public shareholders (the “Trust Fund”) in a United States-based account at JP Morgan Chase Bank, N.A., maintained by Continental Stock Transfer & Trust Company, LLC (the “Trustee”) acting as trustee (the “Trust Account”), and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940, as amended) and held in trust by the Trustee pursuant to the Investment Management Trust Agreement. There are no separate agreements, side letters or other agreements or understandings (whether written, unwritten, express or implied) that would cause the description of the Trust Agreement in the Parent SEC Documents to be inaccurate in any material respect or, to the Parent Parties’ knowledge, that would entitle any Person to any portion of the funds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Organizational Documents of Parent and the Trust Agreement. Parent has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with the Trust Agreement, and, to the knowledge of the Parent Parties, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. As of the date of this Agreement, there are no claims or Proceedings pending with respect to the Trust Account. Since November 17, 2021, Parent has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement). Upon the consummation of the transactions contemplated hereby, the Parent Parties shall have no further obligation under either the Trust Agreement or their Organizational Documents to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.

6.10 Listing. As of the date hereof, the Parent Common Shares, Parent Rights and Parent Warrants are listed on the Nasdaq Stock Market, with trading symbols “ARIZ,” “ARIZR,” and “ARIZW.”

6.11 Reporting Company. Parent is a publicly-held company subject to reporting obligations pursuant to Section 11 of the Exchange Act, and the Parent Common Shares are registered pursuant to Section 11(b) of the Exchange Act.

6.12 No Market Manipulation. Neither the Parent Parties nor their Affiliates have taken, and they will not take, directly or indirectly, any action designed to, or that might reasonably be expected to, cause or result in stabilization or manipulation of the price of the Parent Common Shares to facilitate the sale or resale of the Parent Common Shares or affect the price at which the Parent Common Shares may be issued or resold; provided, however, that this provision shall not prevent the Parent Parties from engaging in investor relations or public relations activities consistent with past practices.

6.13 Board Approval. Parent’s board of directors (including any required committee or subgroup of such boards) has, as of the date of this Agreement, unanimously (i) declared the advisability of the transactions contemplated by this Agreement, (ii) determined that the transactions contemplated hereby are in the best interests of the shareholders of Parent, as applicable, and (iii) determined that the transactions contemplated hereby constitutes a “Business Combination” as such term is defined in Parent’s Organizational Documents.

6.14 Parent SEC Documents and Financial Statements.

(a) Parent has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC since Parent’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed by the Parent Parties subsequent to the date of this Agreement (the “Additional Parent Parties SEC Documents”). Parent has made available to the Company copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) days prior to the date of this Agreement: (i) Parent’s Quarterly Reports on Form 10-Q for each fiscal quarter of Parent beginning with the first quarter Parent was required to file such a form, (ii) its Form 8-Ks filed since the beginning of the first fiscal year referred to in clause (i) above, and (iii) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 6.14) filed by Parent with the SEC since Parent’s formation (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), and (iv) above, whether or not available through EDGAR, are, collectively, the “Parent SEC Documents”). The Parent SEC Documents were, and the Additional Parent Parties SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Parent SEC Documents did not, and the Additional Parent Parties SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Parent SEC Document or Additional Parent Parties SEC Document has been or is revised or superseded by a later filed Parent SEC Document or Additional Parent SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) The financial statements and notes contained or incorporated by reference in the Parent SEC Documents and the Additional Parent Parties SEC Documents (collectively, the “Parent Parties Financial Statements”) are complete and accurate and fairly present in all material respects, in conformity with U.S. GAAP applied on a consistent basis in all material respects and Regulation S-X or Regulation S-K, as applicable, the financial position of Parent as of the dates thereof and the results of operations of Parent for the periods reflected therein. The Parent Parties Financial Statements (i) were prepared from the Books and Records of Parent; (ii) were prepared on an accrual basis in accordance with U.S. GAAP consistently applied; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of Parent’s financial condition as of their dates; and (iv) contain and reflect adequate provisions for all material Liabilities for all material Taxes applicable to Parent with respect to the periods then ended.

(c) Except as specifically disclosed, reflected or fully reserved against in the Parent Parties Financial Statements, and for Liabilities and obligations of a similar nature and in similar amounts incurred in the ordinary course of business since Parent’s formation, there are no material Liabilities, debts or obligations (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise) relating to Parent. All debts and Liabilities, fixed or contingent, which should be included under U.S. GAAP on a balance sheet are included in the Parent Parties Financial Statements.

6.15 Litigation. There is no Action (or any basis therefor) pending against any Parent Party, any of its officers or directors or any of its securities or any of its assets or Contracts before any court, Governmental Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements. There are no outstanding judgments against the Parent Parties. No Parent Party is, or has previously been, to the knowledge of the Parent Parties, subject to any Proceeding with any Governmental Authority.

6.16 Compliance with Laws. No Parent Party is in violation of, has violated, under investigation with respect to any violation or alleged violation of, any Law, or judgment, order or decree entered by any court, arbitrator or Governmental Authority, domestic or foreign, nor, to the knowledge of the Parent Parties, is there any basis for any such charge and no Parent Party has previously received any subpoenas by any Governmental Authority.

6.17 Money Laundering Laws. The operations of the Parent Parties are and have been conducted at all times in compliance with the Money Laundering Laws, and no Action involving the Parent Parties with respect to the Money Laundering Laws is pending or, to the knowledge of the Parent Parties, threatened.

6.18 OFAC. Neither the Parent Parties, nor any director or officer of the Parent Parties (nor, to the knowledge of the Parent Parties, any agent, employee, affiliate or Person acting on behalf of the Parent Parties) is currently identified on the specially designated nationals or other blocked Person list or otherwise currently subject to any U.S. sanctions administered by the OFAC; and the Parent Parties have not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any subsidiary, joint venture partner or other Person, in connection with any sales or operations in Balkans, Belarus, Burma, Cote D’Ivoire (Ivory Coast), Cuba, Democratic Republic of Congo, Iran, Iraq, Liberia, North Korea, Sudan, Syria, and Zimbabwe or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the previous fiscal years.

6.19 Not an Investment Company. Parent is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

6.20 Tax Matters.

(a) (i) Parent has duly filed all income and other material Tax Returns which are required to be filed it, and has paid all material Taxes which have become due; (ii) all such Tax Returns are true, correct and complete and accurate in all material respects; (iii) there is no Action, pending or proposed in writing, with respect to a material amount of Taxes of Parent; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of Parent for which a Lien may be imposed on any of Parent’s assets has been waived or extended (other than Permitted Liens or pursuant to automatic extensions of time to file Tax Returns obtained in the ordinary course of business), which waiver or extension is in effect; (v) Parent has withheld or collected and paid over to the applicable Taxing Authority all material Taxes required to be withheld or collected by Parent in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party; (vi) Parent has not requested any letter ruling from the IRS (or any comparable ruling form any other Taxing Authority); (vii) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of Parent; (viii) Parent has not received any written request from a Taxing Authority in a jurisdiction where Parent has not paid any Tax or filed Tax Returns asserting that Parent is or may be subject to Tax in such jurisdiction; (ix) Parent is not a party to any Tax sharing, Tax indemnity or Tax allocation Contract (other than a contract entered into in the ordinary course of business consistent with past practices, the primary purpose of which is not related to Taxes); (x) Parent has no liability for the Taxes of any other Person: (1) under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable Law), (2) as a transferee or successor or (3) otherwise by operation of applicable Law; (xi) Parent is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and (xii) Parent has not been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2).

(b) Parent is not aware of any fact or circumstance, nor has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Redomestication Merger or the Acquisition Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(c) The Parent Parties Financial Statements reflect accruals in accordance with GAAP for all current Taxes of the Parent and any Subsidiary that are unpaid or payable as of the November 24, 2021 (except for any inaccuracies that are not material), and neither Parent nor any Subsidiary has incurred any liability for Taxes since November 24, 2021, other than in the ordinary course of business consistent with amounts incurred and paid with respect to the most recent comparable prior period (adjusted for ordinary course changes in operations).

6.21 PIPE Financing. The Parent Parties have delivered to the Company a true, correct and complete copy of each Subscription Agreement executed on or prior to the date hereof, pursuant to which certain Persons who have committed to purchasing Parent/Purchaser Ordinary Shares in connection with the transaction contemplated hereby concurrently with the Closing (each, a “Purchaser Investor”). To the knowledge of the Parent Parties, each Subscription Agreement is in full force and effect and is legal, valid and binding upon each Parent Party and the applicable Purchaser Investor, enforceable in accordance with its terms. As of the date hereof, each Subscription Agreement has not been withdrawn, terminated, amended or modified since the date of delivery hereunder and prior to the execution of this Agreement, and, to the knowledge of the Parent Parties, as of the date of this Agreement no such withdrawal, termination, amendment or modification is contemplated, and as of the date of this Agreement the commitments contained in each Subscription Agreement have not been withdrawn, terminated or rescinded by the applicable Purchaser Investor in any respect. As of the date hereof, there are no side letters or Contracts to which any Parent Party is a party related to the provision or funding, as applicable, of the purchases contemplated by each Subscription Agreement or the transactions contemplated hereby other than as expressly set forth in this Agreement, each Subscription Agreement or any other agreement entered into (or to be entered into) in connection with the Transactions delivered to the Company. Each Parent Party has, and to the knowledge of each Parent Party, each Purchaser Investor has, complied with all of its obligations under each Subscription Agreement. There are no conditions precedent or other contingencies related to the consummation of the purchases set forth in each Subscription Agreement, other than as expressly set forth in each Subscription Agreement. No event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (i) constitute a default or breach on the part of a Parent Party or, to the knowledge of any Parent Party as of the date hereof, any Parent Investor, (ii) assuming the conditions set forth in Section 10.1 and Section 10.2 will be satisfied, constitute a failure to satisfy a condition on the part of Parent or, to the knowledge of Parent as of the date hereof, the applicable Parent Investor or (iii) assuming the conditions set forth in Section 10.1 and Section 10.2 will be satisfied, to the knowledge of each Parent Party as of the date hereof, result in any portion of the amounts to be paid by each Purchaser Investor in accordance with each Subscription Agreement being unavailable on the Closing Date. As of the date hereof, assuming the conditions set forth in Section 10.1 and Section 10.2 will be satisfied, each Parent Party has no reason to believe that any of the conditions to the consummation of the purchases under each Subscription Agreement will not be satisfied, and, as of the date hereof, no Parent Party is aware of the existence of any fact or event that would or would reasonably be expected to cause such conditions not to be satisfied.

Article VII
COVENANTS OF THE COMPANY AND THE PARENT PARTIES PENDING CLOSING

7.1 Conduct of the Business.

(a) From the date hereof through the Closing Date, each Party shall, and the Company shall cause its Subsidiaries to, conduct their respective business only in the ordinary course, (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices, shall not enter into any material transactions without the prior written consent of the other Party, and shall use its best efforts to preserve intact its business relationships with employees, clients, suppliers and other third parties. Without limiting the generality of the foregoing, from the date hereof until and including the Closing Date, without the written consent of all parties (which shall not be unreasonably withheld), the Company and each Parent Party agrees that it shall not:

(i) materially amend, modify or supplement its Organizational Documents other than pursuant to this Agreement;

(ii) amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way, any Contract or any other of its rights or assets that involve payments in excess of $500,000, except for in ordinary course of business consistent with past practice;

(iii) modify, amend or enter into any contract, agreement, license or, commitment, which obligates the payment of more than $500,000 (individually or in the aggregate), except for in ordinary course of business consistent with past practice;

(iv) make any capital expenditures in excess of $500,000 (individually or in the aggregate), except for in ordinary course of business consistent with past practice;;

(v) sell, lease, license or otherwise dispose of any of its assets or assets covered by any Contract except (i) pursuant to existing contracts or commitments disclosed herein, (ii) sales of Inventory in the ordinary course consistent with past practice, and (iii) not exceeding $500,000 in the aggregate;

(vi) pay, declare or promise to pay any dividends or other distributions with respect to its capital stock or share capital, or pay, declare or promise to pay any other payments to any Shareholder (other than, in the case of any Shareholder who is an employee, payments of salary accrued in said period at the current salary rate);

(vii) authorize any salary increase of more than 20 % for any employee making an annual salary equal to or greater than $100,000 in the aggregate on an annual basis or change its bonus or profit sharing policies (excluding share option grant);

(viii) obtain or incur any loan or other Indebtedness, except for in ordinary course of business consistent with past practice, in excess of $5,000,000, including drawings under existing lines of credit;

(ix) suffer or incur any Lien on its assets, except for Permitted Liens or Liens incurred in the ordinary course of business consistent with past practice;

(x) merge or consolidate with or acquire any other Person or be acquired by any other Person;

(xi) make any change in its accounting principles other than in accordance with the applicable accounting policies or methods or write down the value of any Inventory or assets other than in the ordinary course of business consistent with past practice;

(xii) extend any loans other than travel or other expense advances to employees in the ordinary course of business or with the principal amount not exceeding $10,000;

(xiii) issue, redeem or repurchase any capital stock or share, membership interests or other securities, or issue any securities exchangeable for or convertible into any share or any shares of its capital stock;

(xiv) make, change or revoke any material Tax election or change any annual Tax accounting periods; settle or compromise any material claim, notice, audit report or assessment in respect of Taxes; or enter into any Tax allocation, Tax sharing, Tax indemnity or other closing agreement relating to any Taxes (other than a contract entered into in the ordinary course of business consistent with past practices, the primary purpose of which is not related to Taxes); or surrender or forfeit any right to claim a material Tax refund; or

(xv) undertake any legally binding obligation to do any of the foregoing.

(b) No party shall (i) take or agree to take any action that might make any representation or warranty of such party inaccurate or misleading in any material respect at, or as of any time prior to, the Closing Date or (ii) omit to take, or agree to omit to take, any action necessary to prevent any such representation or warranty from being inaccurate or misleading in any material respect at any such time. From the date hereof through the earlier of (x) termination of this Agreement in accordance with this Agreement and (y) the Closing Date, other than in connection with the transactions contemplated hereby, neither the Company, on the one hand, nor the Parent Parties, on the other hand, shall, and such Persons shall cause each of their respective officers, directors, Affiliates, managers, consultants, employees, representatives (including investment bankers, attorneys and accountants) and agents not to, directly or indirectly, (i) encourage, solicit, initiate, engage or participate in negotiations with any Person concerning, or make any offers or proposals related to, any Alternative Transaction, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction, (iii) enter into, engage in or continue any discussions or negotiations with respect to an Alternative Transaction with, or provide any non-public information, data or access to employees to, any Person that has made, or that is considering making, a proposal with respect to an Alternative Transaction or (iv) approve, recommend or enter into any Alternative Transaction or any Contract related to any Alternative Transaction. For purposes of this Agreement, the term “Alternative Transaction” shall mean any of the following transactions involving the Company or any of the Parent Parties (other than the transactions contemplated by this Agreement): (1) any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, consolidation, liquidation or dissolution or other similar transaction, or (2) any sale, lease, exchange, transfer or other disposition of a material portion of the assets of such Person (other than the sale, the lease, transfer or other disposition of assets in the ordinary course of business) or any class or series of the share capital or capital stock or other equity interests of the Company or the Parent Parties in a single transaction or series of transactions. In the event that there is an unsolicited proposal for, or an indication of a serious interest in entering into, an Alternative Transaction, communicated in writing to the Company or the Parent Parties or any of their respective representatives or agents (each, an “Alternative Proposal”), such party shall as promptly as practicable (and in any event within two (2) Business Days after receipt) advise the other parties to this Agreement in writing of such Alternative Proposal and the material terms and conditions of any such Alternative Proposal (including any changes thereto) and the identity of the Person making any such Alternative Proposal. The Company and the Parent Parties shall keep the other parties informed on a reasonably current basis of material developments with respect to any such Alternative Proposal. Notwithstanding anything to the contrary as set forth above, if the board of directors of the Company or of any Parent Party (as applicable) has determined in good faith, as supported by written opinions from its financial advisor and/or outside legal counsel, that failure to take such action would constitute a breach of its directors’ fiduciary duties under applicable Law, the other Party may waive any such provision to the extent necessary to permit such Person to comply with applicable Laws, provided, however, that prior to taking such action or announcing the intention to do so, such Person has complied in all material respects with its written notification obligation in respect of the Alternative Transaction in accordance with this Section 7.1.

7.2 Access to Information. From the date hereof until and including the Closing Date, the Company and the Parent Parties shall, to the best of their abilities, (a) continue to give each other Party, its legal counsel and other representatives full access to its offices, properties, and Books and Records, (b) furnish to the other Party, its legal counsel and other representatives such information relating to the business of the Company or the Parent Parties as such Persons may request and (c) cause its respective employees, legal counsel, accountants and representatives to cooperate with the other Party in such other Party’s investigation of its business; provided, however, that no investigation pursuant to this Section (or any investigation prior to the date hereof) shall affect any representation or warranty given by the Company or the Parent Parties and, provided further, that any investigation pursuant to this Section 7.2 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company or the Parent Parties. Notwithstanding anything to the contrary in this Agreement, no party shall be required to provide the access described above or disclose any information if doing so is reasonably likely to (i) result in a waiver of attorney client privilege, work product doctrine or similar privilege or (ii) violate any contract to which it is a party or to which it is subject or applicable Law, provided, however, that the non-disclosing Party must advise the other parties that it is withholding such access and/or information and (to the extent reasonably practicable) and provide a description of the access not granted and/or information not disclosed.

7.3 Notices of Certain Events. Each party shall promptly notify the other parties of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action by or on behalf of such Person or result in the creation of any Lien on any Company Ordinary Share or share capital or capital stock of the Parent Parties or any of the Company’s or the Parent Parties’ assets;

(b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement or the Additional Agreements;

(c) any Actions commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting the consummation of the transactions contemplated by this Agreement or the Additional Agreements;

(d) the occurrence of any fact or circumstance which constitutes or results, or might reasonably be expected to constitute or result, in a Material Adverse Change; and

(e) the occurrence of any fact or circumstance which results, or might reasonably be expected to result, in any representation made hereunder by such Party to be false or misleading in any material respect or to omit or fail to state a material fact.

7.4 SEC Filings.

(a) The parties acknowledge that:

(i) Purchaser’s shareholders and the Shareholders must approve the transactions contemplated by this Agreement prior to the Acquisition Merger contemplated hereby being consummated and that, in connection with such approval, Purchaser must call a special meeting of its shareholders requiring Purchaser to prepare and file with the SEC a Registration Statement on Form F-4 or Form S-4, as determined by the parties, which will contain a Proxy Statement/Prospectus (as defined in Section 9.5);

(ii) the Parent Parties will be required to file Quarterly and Annual reports that may be required to contain information about the transactions contemplated by this Agreement; and

(iii) the Parent Parties will be required to file a Form 8-K to announce the transactions contemplated hereby and other significant events that may occur in connection with such transactions.

(b) In connection with any filing the Parent Parties make with the SEC that requires information about the transactions contemplated by this Agreement to be included, the Company will, and will use its best efforts to cause its Affiliates to, in connection with the disclosure included in any such filing or the responses provided to the SEC in connection with the SEC’s comments to a filing, use their best efforts to (i) cooperate with the Parent Parties, (ii) respond to questions about the Company required in any filing or requested by the SEC, and (iii) provide any information requested by the Parent Parties in connection with any filing with the SEC.

(c) Company Cooperation. The Company acknowledges that a substantial portion of the filings with the SEC and mailings to Parent’s shareholders with respect to the Proxy Statement/Prospectus shall include disclosure regarding the Company and its management, operations and financial condition. Accordingly, the Company agrees to as promptly as reasonably practical provide the Parent Parties with such information as shall be reasonably requested by the Parent Parties for inclusion in or attachment to the Proxy Statement/Prospectus, that is accurate in all material respects and complies as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder and in addition shall contain substantially the same financial and other information about the Company and its Shareholders as is required under Regulation 14A of the Exchange Act regulating the solicitation of proxies. The Company understands that such information shall be included in the Proxy Statement/Prospectus and/or responses to comments from the SEC or its staff in connection therewith and mailings. The Company shall cause its managers, directors, officers and employees to be reasonably available to the Parent Parties and their counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, at the date of filing and/ or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Company.

7.5 Financial Information. By no later than March 31, 2022, the Company will deliver to the Parent Parties audited financial statements of the Company as of and for the years ended December 31, 2020 and 2021 (since the Company Formation Date), all prepared in conformity with U.S. GAAP under the standards of the PCAOB (the “Audited 2020/2021 Financial Statements”). The Audited 2020/2021 Financial Statements shall, among other things, be (i) prepared from the Books and Records of the Company; (ii) prepared on an accrual basis in accordance with U.S. GAAP; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of the Company’s financial condition as of their dates including for all warranty, maintenance, service and indemnification obligations; and (iv) contain and reflect adequate provisions for all Liabilities for all material Taxes applicable to the Company with respect to the periods then ended. The Audited 2020/2021 Financial Statements will be complete and accurate and fairly present in all material respects, in conformity with U.S. GAAP applied on a consistent basis in all material respects, the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods reflected therein. The Company will provide additional financial information as reasonably requested by the Parent Parties for inclusion in any filings to be made by the Parent Parties with the SEC. If reasonably requested by the Parent Parties, the Company shall use its reasonable best efforts to cause such information reviewed or audited by the Company’s auditors.

7.6 Trust Account. The Company acknowledges that the Parent Parties shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Investment Management Trust Agreement and for the payment of (i) all amounts payable to shareholders of Purchaser holding Purchaser Units, Purchaser Rights or Purchaser Ordinary Shares who shall have validly redeemed their Purchaser Units, Purchaser Rights or Purchaser Ordinary Shares upon acceptance by Purchaser of such Purchaser Units or Purchaser Ordinary Shares, (ii) the expenses of the Parent Parties to the third parties to which they are owed, (iii) the Deferred Underwriting Amount to the underwriter in the IPO and (iv) the remaining monies in the Trust Account to the Parent Parties. Except as otherwise expressly provided in the Investment Management Trust Agreement, Parent Parties shall not agree to, or permit, any amendment or modification of, or waiver under, the Investment Management Trust Agreement without the prior written consent of the Company.

7.7 Directors’ and Officers’ Indemnification and Insurance.

(a) The parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Parent Parties (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents, in each case as in effect on the date of this Agreement, or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and any of the Parent Parties in effect on the date hereof and disclosed in Schedule 7.7(a), shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, Parent shall cause the Organizational Documents of Parent, Purchaser and the Company to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the Parent Parties to the extent permitted by applicable Law. The provisions of this Section 7.7 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b) The Company shall, or shall cause its Affiliates to, obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from the Closing Date, for the benefit of the D&O Indemnified Persons (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than Parent’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided that in no event shall the Company be required to expend for such policies pursuant to this Section 7.7(b) an annual premium amount in excess of 200% of the amount of per annum Parent paid in its last full fiscal year, which amount is set forth in Schedule 7.7(b). Parent shall cause such D&O Tail Insurance to be maintained in full force and effect, for its full term, and cause the other Parent Parties to honor all obligations thereunder.

(c) On the Closing Date, Purchaser shall enter into customary indemnification agreements reasonably satisfactory to all parties with the individuals set forth on Schedule 7.7(c), which indemnification agreements shall continue to be effective following the Closing.

7.8 Notice of Changes. The Company shall give prompt written notice to the Parent Parties of (a) any representation or warranty made by the Company contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 10.2(b) would not be satisfied, (b) any breach of any covenant or agreement of the Company contained in this Agreement such that the condition set forth in Section 10.2(c) would not be satisfied, and (c) any event, circumstance or development that would reasonably be expected to have a Material Adverse Effect; provided, however, that in each case (i) no such notification shall affect the representations, warranties, covenants, agreements or conditions to the obligations of the parties under this Agreement and (ii) no such notification shall be deemed to amend or supplement the Disclosure Schedules or to cure any breach of any covenant or agreement or inaccuracy of any representation or warranty.

7.9 Sponsor Lock-up. The parties hereto acknowledge that only the Insider Shares as defined in the Prospectus are subject to any lock-up arrangements and all other securities of Parent owned by the Sponsor, including the Parent Units, shall be freely trade upon the closing of the transactions contemplated hereby.

7.10 Formation of Purchaser and Merger. As promptly as practicable after the Signing Date, no later than the day immediately prior to the Closing Date, Parent shall cause each of Purchaser and Merger Sub to be formed under the laws of the Cayman Islands. Upon formation, each of Purchaser and Merger Sub shall sign a joinder agreement in form and substance reasonably agreed by the parties, agreeing to be bound by this Agreement as if parties hereto on the Signing Date.

Article VIII
COVENANTS OF THE COMPANY

The Company agrees that:

8.1 Reporting and Compliance with Laws. From the date hereof through the Closing Date, the Company shall duly and timely file all income and other material Tax Returns required to be filed with the applicable Taxing Authority, pay all material Taxes required to be paid by any Taxing Authority and duly observe and conform in all material respects, to all applicable Laws and Orders.

8.2 Reasonable Best Efforts to Obtain Consents. The Company shall use its reasonable best efforts to obtain each required third party consent to the transactions contemplated by this Agreement as promptly as practicable hereafter.

8.3 Annual and Interim Financial Statements. From the date hereof through the Closing Date, (a) within sixty (60) calendar days following the end of each three-month quarterly period, the Company shall deliver to Parent Parties, for the first three quarters of the year, unaudited management accounts of the Company, and (b) the Company shall also promptly deliver to the Parent Parties copies of any audited annual consolidated financial statements of the Company that the Company’s auditor may issue.

Article IX
COVENANTS OF ALL PARTIES HERETO

The parties hereto covenant and agree that:

9.1 Reasonable Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, and cooperate as reasonably requested by the other parties, to consummate and implement expeditiously each of the transactions contemplated by this Agreement. The parties hereto shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or reasonably desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement.

9.2 Tax Matters.

(a) Parent and Purchaser hereto shall use their reasonable best efforts to cause the Redomestication Merger to qualify for the Redomestication Intended Tax Treatment, and none of Parent, Purchaser, the Company and their respective Affiliates has taken or will take any action (or fail to take any action), if such action (or failure to act), whether before or after the Effective Time, would reasonably be expected to prevent or impede the Redomestication Merger from qualifying for such intended Tax treatment. The parties hereto shall use their reasonable best efforts to cause the Acquisition Merger to qualify for the Acquisition Intended Tax Treatment, and none of Parent, Purchaser, Merger Sub or the Company and their respective Affiliates has taken or will take any action (or fail to take any action), if such action (or failure to act), whether before or after the Effective Time, would reasonably be expected to prevent or impede the Acquisition Merger from qualifying for such intended Tax treatment.

(b) Each of Parent, Purchaser, the Company, and their respective Affiliates shall file all Tax Returns consistent with (i) the Redomestication Intended Tax Treatment and (ii) the Acquisition Intended Tax Treatment (including, in each case, attaching the statement described in Treasury Regulations Section 1.368-(a) on or with the its Tax Return for the taxable year of the Redomestication Merger and the Acquisition Merger), and shall take no position inconsistent with the Redomestication Intended Tax Treatment or the Acquisition Intended Tax Treatment, as applicable (whether in audits, Tax Returns or otherwise), in each case, unless otherwise required by a Taxing Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code.

(c) In the event the SEC requires a tax opinion regarding: (i) the Redomestication Intended Tax Treatment, Purchaser will use its reasonable best efforts to cause Loeb & Loeb LLP to deliver such tax opinion to Purchaser, or (ii) the Acquisition Intended Tax Treatment, the Company shall use its reasonable best efforts to cause Wilson Sonsini Goodrich & Rosati to deliver such tax opinion to the Company. Each party shall use reasonable best efforts to execute and deliver customary Tax representation letters to the applicable tax advisor in form and substance reasonably satisfactory to such advisor.

(d) Within one hundred twenty (120) days after the end of Purchaser’s current taxable year and each subsequent taxable year of Purchaser for which Purchaser reasonably believes that it may be a “passive foreign investment company” within the meaning of Section 1297 of the Code (“PFIC”), Purchaser shall (1) determine its status as a PFIC, (2) determine the PFIC status of each of its Subsidiaries that at any time during such taxable year was a foreign corporation within the meaning of Section 7701(a) of the Code (the “Non-U.S. Subsidiaries”), and (3) make such PFIC status determinations available to the shareholders of Purchaser as of immediately prior to the Effective Time. If Purchaser determines that it was, or could reasonably be deemed to have been, a PFIC in such taxable year, Purchaser shall use commercially reasonable efforts to provide the statements and information (including without limitation, a PFIC Annual Information Statement meeting the requirements of Treasury Regulation Section 1.1295-1(g)) necessary to enable Purchaser shareholders as of immediately prior to the Effective Time and their direct and/or indirect owners that are United States persons (within the meaning of Section 7701(a)(30) of the Code) to comply with all provisions of the Code with respect to PFICs, including but not limited to making and complying with the requirements of a “Qualified Electing Fund” election pursuant to Section 1295 of the Code or filing a “protective statement” pursuant to Treasury Regulation Section 1.1295-3 with respect to Purchaser or any of the Non-U.S. Subsidiaries, as applicable. The covenants contained in this Section 9.2(d), notwithstanding any provision elsewhere in this Agreement, shall survive in full force and effect until the later of two (2) years after the end of Purchaser’s current taxable year.

9.3 Settlement of the Parent Parties’ Liabilities. Concurrently with the Closing, all outstanding Liabilities of the Parent Parties shall be settled and paid in full and reimbursement of out-of-pocket expenses reasonably incurred by any Parent Party or any of their officers, directors, or their Affiliates, in connection with identifying, investigating and consummating a business combination.

9.4 Compliance with SPAC Agreements. The Company and Parent Parties shall comply with each of the applicable agreements entered into in connection with the IPO, including that certain Registration Rights Agreement, dated as of November 17, 2021 by and between Parent and the investors named therein.

9.5 Registration Statement.

(a) As promptly as practicable following the execution and delivery of this Agreement, Parent shall prepare, with the assistance of the Company, and cause to be filed with the SEC a registration statement on Form F-4/Form S-4, as determined by the parties, (as amended or supplemented from time to time, and including the Proxy Statement/Prospectus contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Purchaser Ordinary Shares to be issued under this Agreement, which Registration Statement will also contain the Proxy Statement/Prospectus. The Registration Statement shall include a Proxy Statement of Parent and the Company as well as a prospectus for the offering of Purchaser Ordinary Shares to the Shareholders (as amended, the “Proxy Statement/Prospectus”) for the purpose of soliciting proxies from Purchaser’s shareholders for the matters to be acted upon at the Purchaser Special Meeting and providing the public shareholders of Purchaser an opportunity in accordance with Purchaser’s organizational documents and the final IPO prospectus of Parent, dated November 17, 2021 (the “Prospectus”) to have their Purchaser Ordinary Shares redeemed in conjunction with the shareholder vote on the Parent Party Shareholder Approval Matters as defined below. The Proxy Statement/Prospectus shall include proxy materials for the purpose of soliciting proxies from Purchaser shareholders to vote, at an extraordinary general meeting of Purchaser’s shareholders to be called and held for such purpose (the “Purchaser Special Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the Additional Agreements and the transactions contemplated hereby or thereby, including the Acquisition Merger, by the holders of Purchaser Ordinary Shares in accordance with Purchaser’s Organizational Documents, the Cayman Companies Act and the rules and regulations of the SEC and Nasdaq, (ii) adoption of the amended and restated Memorandum and Articles of Association of Redomestication Merger Surviving Corporation substantially in the form attached hereto as Exhibit F, including the dual-class share structure provided thereunder, (iii) election of the directors of Purchaser as set forth in Section 3.3 of this Agreement, and (iv) such other matters as the Company and the Parent Parties shall hereafter mutually determine to be necessary or appropriate in order to effect the Acquisition Merger and the other transactions contemplated by this Agreement (the approvals described in foregoing clauses (i) through (iv), collectively, the “Parent Party Shareholder Approval Matters”), In connection with the Registration Statement, Parent, Purchaser and the Company will file with the SEC financial and other information about the transactions contemplated in this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement requirements set forth in Parent’s organizational documents, Delaware Law, Cayman Companies Act and the rules and regulations of the SEC and Nasdaq. The Parent Parties shall provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Proxy Statement/Prospectus and any amendment or supplement thereto prior to filing the same with the SEC. The Company shall provide the Parent Parties with such information concerning the Company and its equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Proxy Statement/Prospectus, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not materially misleading (subject to the qualifications and limitations set forth in the materials provided by the Company). If required by applicable SEC rules or regulations, such financial information provided by the Company must be reviewed or audited by the Company’s auditors. The Parent Parties shall provide such information concerning each Parent Parties and its equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Proxy Statement, or in any amendments or supplements thereto, which information provided by the Parent Parties shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not materially misleading.

(b) Each of Parent and the Company shall use its reasonable best efforts to cause the Registration Statement and the Proxy Statement/Prospectus to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Acquisition Merger. Each of Parent and the Company shall furnish all information concerning it as may reasonably be requested by the other Party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement/Prospectus. Promptly after the Registration Statement is declared effective under the Securities Act, Parent and the Company will cause the Proxy Statement/Prospectus to be mailed to shareholders of Parent and the Company.

(c) Each of Parent and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto. If Parent or the Company becomes aware that any information contained in the Registration Statement shall have become false or misleading in any material respect or that the Registration Statement is required to be amended in order to comply with applicable Law, then (i) such Party shall promptly inform the other Parties and (ii) Parent, on the one hand, and the Company, on the other hand, and shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Registration Statement. Parent and the Company shall use reasonable best efforts to cause the Registration Statement as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of Purchaser Ordinary Shares, as applicable, pursuant to applicable Law and subject to the terms and conditions of this Agreement and the Purchaser Organizational Documents and the Company Organizational Documents. Each of the Company and the Parent Parties shall provide the other parties with copies of any written comments, and shall inform such other parties of any oral comments, that the Parent Parties receive from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments and shall give the other parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.

(d) Each party shall, and shall cause each of its subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available at a reasonable time and location to the Company, the Parent Parties and their respective representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Proxy Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Proxy Statement/Prospectus (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. The Parent Parties hall cause the Proxy Statement/Prospectus to be disseminated to Purchaser’s shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and Purchaser’s Organizational Documents.

9.6 PIPE Financing. Unless otherwise approved in writing by the Company, which approval shall not be unreasonably withheld, the Parent Parties shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements, in each case, other than as a result of any assignment or transfer contemplated therein or permitted thereby. Subject to the immediately preceding sentence and in the event that all conditions in the Subscription Agreements have been satisfied, Parent shall use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms described therein, including using its reasonable best efforts to enforce its rights under the Subscription Agreements to cause the Parent Investors to pay to (or as directed by) Parent the applicable purchase price under each Parent Investor’s applicable Subscription Agreement in accordance with its terms.

9.7 Confidentiality. Except as necessary to complete the Proxy Statement/Prospectus, the Company, on the one hand, and the Parent Parties, on the other hand, shall hold and shall cause their respective representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all documents and information concerning the other Party furnished to it by such other Party or its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (a) previously known by the Party to which it was furnished, (b) in the public domain through no fault of such Party or (c) later lawfully acquired from other sources, which source is not the agent of the other Party, by the Party to which it was furnished), and each Party shall not release or disclose such information to any other person, except its representatives in connection with this Agreement. In the event that any Party believes that it is required to disclose any such confidential information pursuant to applicable Laws, such Party shall give timely written notice to the other parties so that such parties may have an opportunity to obtain a protective order or other appropriate relief. Each Party shall be deemed to have satisfied its obligations to hold confidential information concerning or supplied by the other parties if it exercises the same care as it takes to preserve confidentiality for its own similar information. The parties acknowledge that some previously confidential information will be required to be disclosed in the Proxy Statement/Prospectus

Article X
CONDITIONS TO CLOSING

10.1 Condition to the Obligations of the Parties. The obligations of all of the parties hereto to consummate the Closing are subject to the satisfaction of all the following conditions:

(a) No provisions of any applicable Law and no Order shall prohibit or prevent the consummation of the Closing.

(b) There shall not be any Action brought by a third party that is not an Affiliate of the parties hereto to enjoin or otherwise restrict the consummation of the Closing.

(c) All consents, approvals and actions of, filings with and notices to any Governmental Authority required to consummate the transactions contemplated by this Agreement shall have been made or obtained.

(d) The SEC shall have declared the Registration Statement effective, and no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued.

(e) The Parent Party Shareholder Approval Matters that are submitted to the vote of the shareholders of Purchaser at the Purchaser Special Meeting in accordance with the Proxy Statement/Prospectus and Purchaser’s Organizational Documents shall have been approved by the requisite vote of the shareholders of Purchaser at the Purchaser Special Meeting in accordance with Purchaser’s Organizational Documents, applicable Law and the Proxy Statement/Prospectus (the “Required Purchaser Shareholder Approval”).

(f) This Agreement, the Plan of Merger and the transactions contemplated hereby and thereby, including the Acquisition Merger, shall have been authorized and approved by the holders of Company Ordinary Shares constituting the Requisite Company Vote in accordance with the Cayman Companies Act and the Company’s Organizational Documents.

(g) All required filings under the HSR Act, and other applicable anti-trust laws, shall have been completed and any applicable waiting period, any extensions thereof, and any commitments by the parties not to close before a certain date under a timing agreement entered into with a Governmental Authority shall have expired or otherwise been terminated.

(h) As of the Closing, Purchaser shall have at least $5,000,001 in net tangible assets.

(i) Each of Purchaser and Merger Sub shall have been formed and shall have executed a joinder agreement to this Agreement.

10.2 Conditions to Obligations of the Parent Parties. The obligation of the Parent Parties to consummate the Closing is subject to the satisfaction, or the waiver at the Parent Parties’ sole and absolute discretion, of all the following further conditions:

(a) The Company shall have duly performed all of its covenants and obligations hereunder required to be performed by it at or prior to the Closing Date in all material respects, unless the applicable obligation has a materiality qualifier in which case it shall be duly performed in all respects.

(b) All of the representations and warranties of the Company contained in Article V of this Agreement, disregarding all qualifications and exceptions contained herein relating to materiality or Material Adverse Effect, regardless of whether it involved a known risk, shall: (i) be true and correct at and as of the date of this Agreement except as provided in the disclosure schedules pursuant to Article V, and (ii) be true and correct as of the Closing Date except as provided in the disclosure schedules pursuant to Article V (if the representations and warranties speak only as of a specific date prior to the Closing Date, such representations and warranties need only to be true and correct as of such earlier date), in the case of (i) and (ii), other than as would not in the aggregate reasonably be expected to have a Material Adverse Effect; it being understood and agreed that the representations set forth in Section 5.5 (as to Capitalization) shall not be subject to any Material Adverse Effect qualifier, and for purposes of this clause (b) all such representations in Section 5.5 shall be true and correct except for de minimis inaccuracies.

(c) There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a Material Adverse Effect, regardless of whether it involved a known risk.

(d) The Parent Parties shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of the Company to the effect set forth in clauses (a) through (c) of this Section 10.2.

(e) The Parent Parties shall have received (i) a copy of the Organizational Documents of the Company as in effect as of the Closing Date, (ii) the copies of resolutions duly adopted by the board of directors of the Company and by the Requisite Company Vote of the Company’s Shareholders authorizing this Agreement and the transactions contemplated hereby, and (iii) a recent certificate of good standing as of a date no later than thirty (30) days prior to the Closing Date regarding the Company from the Registrar.

(f) The Parent Parties shall have received copies of all Governmental Approvals, if any, in form and substance reasonably satisfactory to the Parent Parties, and no such Governmental Approval shall have been revoked.

(g) The Parent Parties shall have received duly executed opinions from the Company’s Cayman Islands counsel in form and substance reasonably satisfactory to the Parent Parties, addressed to the Parent Parties and dated as of the Closing Date.

(h) The Parent Parties shall have received a copy of each of the Additional Agreements to which the Company is a party duly executed by the Company and such Additional Agreement shall be in full force and effect.

(i) The Parent Parties shall have received a copy of each of the Additional Agreements duly executed by all required parties thereto, other than Parent or the Company.

(j) The Parent Parties shall have received copies of third party consents set forth on Schedule 10.2(j) in form and substance reasonably satisfactory to the Parent Parties, and no such consents have been revoked and the PIPE Financing and such listing shall have been approved by Nasdaq subject to official notice of issuance.

(k) The aggregate cash proceeds available to the Parent Parties from the PIPE Financing shall be not less than an aggregate of $50,000,000.

10.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the Closing is subject to the satisfaction, or the waiver at the Company’s discretion, of all of the following further conditions:

(a) The Parent Parties shall have duly performed all of their covenants and obligations hereunder required to be performed by them at or prior to the Closing Date in all material respects, unless the applicable obligation has a materiality qualifier in which case it shall be duly performed in all respects.

(b) All of the representations and warranties of the Parent Parties contained in Article V of this Agreement, disregarding all qualifications and exceptions contained herein relating to materiality or Material Adverse Effect, regardless of whether it involved a known risk, shall: (i) be true and correct at and as of the date of this Agreement and (ii) be true and correct as of the Closing Date (except for representation and warranties that speak as of a specific date prior to the Closing Date, in which case such representations and warranties need only to be true and correct as of such earlier date), in the case of (i) and (ii), other than as would not in the aggregate reasonably be expected to have a Material Adverse Effect; it being understood and agreed that the representations set forth in Section 6.7 (as to capitalization) shall not be subject to any Material Adverse Effect qualifier, and for purposes of this clause (b) all such representations in Section 6.7 shall be true and correct except for de minimis inaccuracies.

(c) There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a Material Adverse Effect on the Parent Parties, regardless of whether it involved a known risk.

(d) The Company shall have received a certificate signed by an authorized officer of Parent Parties to the effect set forth in clauses (a) through (c) of this Section 10.3.

(e) Each of the Parent Parties shall have executed and delivered to the Company each Additional Agreement to which it is a party.

(f) From the date hereof until the Closing, the Parent Parties shall have been in material compliance with the reporting requirement under the Securities Act and the Exchange Act, as applicable to the Parent Parties.

(g) Purchaser shall remain listed on Nasdaq and the additional listing application for the Closing Payment Shares shall have been approved by Nasdaq. As of the Closing Date, Purchaser shall not have received any written notice from Nasdaq that it has failed, or would reasonably be expected to fail to meet the Nasdaq listing requirements as of the Closing Date for any reason, where such notice has not been subsequently withdrawn by Nasdaq or the underlying failure appropriately remedied or satisfied. The additional listing application for the Closing Payment Shares shall have been approved by Nasdaq.

Article XI
TERMINATION

11.1 Termination. (a) This Agreement may be terminated and the Redomestication Merger, Acquisition Merger and the other transactions contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding any Requisite Company Vote and adoption of this Agreement and the contemplated transactions by the equity holders of the Company or Purchaser, by the mutual written consent of the Company and Parent Parties duly authorized by each of their respective boards of directors;

(b) by any of the Parent Parties, if any of the representations or warranties of the Company set forth in Article V shall not be true and correct, or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing), in each case such that the conditions to Closing set forth in Section 10.2 would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failure to perform any covenant or agreement, as applicable, are not cured (or waived by the Parent Parties) by the earlier of (i) the Outside Date or (ii) 20 days after written notice thereof is delivered to the Company; provided, however. that the Parent Parties shall not have the right to terminate this Agreement pursuant to this Section 11.1(b) if any Parent Party is then in material breach of any representation, warranty, covenant, or obligation hereunder, which breach has not been cured;

(c) by the Company, if any of the representations or warranties of any Parent Party set forth in Article VI shall not be true and correct, or if any Parent Party has failed to perform any covenant or agreement on its part set forth in this Agreement (including an obligation to consummate the Closing), in each case such that the conditions to Closing set forth in either Section 8.3(a) or Section 8.3(b) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failure to perform any covenant or agreement, as applicable, are not cured (or waived by the Company) by the earlier of (i) the Outside Date or (ii) 20 days after written notice thereof is delivered to the Parent Parties; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 11.1(b) if the Company is then in material breach of any representation, warranty, covenant, or obligation hereunder, which breach has not been cured;

(d) by either the Company or any Parent Party:

(i) on or after July 31, 2022 (the “Outside Date”), if the Acquisition Merger shall not have been consummated prior to the Outside Date; provided, however, that the right to terminate this Agreement under this 11.1(d)(i) shall not be available to a Party if the failure of the Acquisition Merger to have been consummated on or before the Outside Date was due to such Party’s breach of or failure to perform any of its representations, warranties, covenants or agreements set forth in this Agreement; or

(ii) if any Order having the effect set forth in Section 10.1(a) shall be in effect and shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 11.1(d)(ii) shall not be available to a Party if such Order was due to such Party’s breach of or failure to perform any of its representations, warranties, covenants or agreements set forth in this Agreement;

(iii) if any of the Parent Party Shareholder Approval Matters shall fail to receive the Required Purchaser Shareholder Approval at the Purchaser Special Meeting (unless such Purchaser Special Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof);

(e) by the Parent Parties if the Requisite Company Vote shall not have been obtained within five (5) Business Days of the delivery to Purchaser’s shareholders of the Proxy Statement/Prospectus, provided that the termination right under this Section 11.1(e) shall be of no further force or effect if such Requisite Company Vote is delivered to the Parent Parties prior to the termination of the Agreement (even if after the five (5) Business Day period provided above); or

(f) by the Parent Parties, in the event that the Audited 2020/2021 Financial Statements have not been delivered by March 31, 2022.

11.2 Breakup Fee.

(a) Parent Breakup Fee. In the event of the termination of this Agreement by Parent pursuant to Section 11.1(b) or Section 11.1(f) (substituting April 15, 2022 for March 31, 2022) or as a result of the Company’s refusal to consummate the transactions contemplated hereby, the Company shall pay Parent a breakup fee equal to $3,000,000 in cash within three Business Days following such termination. For the avoidance of doubt, the Company shall not be liable to any Parent Breakup Fee if the termination of this Agreement is primarily the result of regulatory oversight or scrutiny not caused by the Company’s lack of cooperation or non-compliance with the terms of this Agreement.

(b) Company Breakup Fee. In the event of the termination of this Agreement by the Company pursuant to Section 11.1(c) or as a result of Parent’s refusal to consummate the transactions contemplated hereby, Parent shall pay the Company a breakup fee of 450,000 shares of Parent Ordinary Shares (total value of $4,500,000), within three Business Days following such termination.

11.3 Effect of Termination. Subject to Section 11.2, in the event of the termination of this Agreement (other than termination pursuant to Section 11.1(a)), written notice thereof shall be given by the Party desiring to terminate to the other Party or Parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall following such delivery become null and void (other than the provisions of Article XII and this Section 11.3), and there shall be no Liability on the part of any Parent Party or their respective directors, officers and Affiliates; provided, however, that nothing in this Agreement will relieve any Party from Liability for fraud.

Article XII
MISCELLANEOUS

12.1 Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00PM on a Business Day, addressee’s day and time, on the date of delivery, and otherwise on the first Business Day after such delivery; (b) if by fax or email, on the date that transmission is confirmed electronically, if by 4:00PM on a Business Day, addressee’s day and time, and otherwise on the first Business Day after the date of such confirmation; or (c) five days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to the Company (following the Closing), to:

Finfront Holding Company

111 North Bridge Road, #15-01

Peninsula Plaza, Singapore 179098

Attention: Liang Lu

Email: leo@bitfufu.com

with a copy to (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati

Professional Corporation

Unit 2901, 29F, Tower C, Beijing Yintai Centre

No. 2 Jianguomenwai Avenue

Chaoyang District, Beijing 100022

The People’s Republic of China

Attention: Dan Ouyang, Esq./Ke Li, Esq.

Email: douyang@wsgr.com/keli@wsgr.com

if to any Parent Party:

Arisz Acquisition Corp.
199 Water St, 31st Floor
New York, NY 10038
Telephone: (919) 699 9827

Attn: Ms. Echo Hindle-Yang
Email: Hindleyang@ariszacquisition.com

with a copy to (which shall not constitute notice):

Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Attn: Mitchell Nussbaum
Email: mnussbaum@loeb.com

12.2 Amendments; No Waivers; Remedies.

(a) This Agreement cannot be amended, except by a writing signed by each of the Parent Parties and the Company, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the Party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b) Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any Party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a Party waives or otherwise affects any obligation of that Party or impairs any right of the Party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved Party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c) Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d) Notwithstanding anything else contained herein, neither shall any Party seek, nor shall any Party be liable for, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

12.3 Nonsurvival of Representations. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no Liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring on or after the Closing and (b) the provisions regarding the breakup fees in Section 12.3.

12.4 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any Party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

12.5 Publicity. Except as required by law and except with respect to the Parent SEC Documents, the parties agree that neither they nor their agents shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other Party hereto. If a Party is required to make such a disclosure as required by law, the parties will use their best efforts to cause a mutually agreeable release or public disclosure to be issued.

12.6 Expenses. Each Party hereto shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants; provided, that if the Closing shall occur each Party’s reasonable and documented costs and expenses will be paid from the capital of Purchaser.

12.7 No Assignment or Delegation. No Party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of the other Party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

12.8 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the conflict of laws principles thereof.

12.9 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ADDITIONAL AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.9.

12.10 Submission to Jurisdiction. Each of the parties irrevocably and unconditionally submits to the exclusive jurisdiction of the federal courts of the State of New York sitting in New York, New York) (or any appellate courts thereof), for the purposes of any Action (a) arising under this Agreement or under any Additional Agreement or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Additional Agreement or any of the transactions contemplated hereby or thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Action in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action (i) arising under this Agreement or under any Additional Agreement or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Additional Agreement or any of the transactions contemplated hereby or thereby, (A) any claim that it is not personally subject to the jurisdiction of the courts as described in this Section 12.10 for any reason, (B) that it or its property is exempt or immune from the jurisdiction of any such court or from any Action commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Action in any such court is brought in an inconvenient forum, (y) the venue of such Action is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such Party’s respective address set forth in Section 12.1 shall be effective service of process for any such Action.

12.11 Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each Party of an executed counterpart or the earlier delivery to each Party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

12.12 Entire Agreement. This Agreement together with the Additional Agreements, including any exhibits and schedules attached hereto or thereto, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Additional Agreement, including any exhibits and schedules attached hereto or thereto, may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. No Party has relied on any representation from, or warranty or agreement of, any Person in entering into this Agreement, prior hereto or contemporaneous herewith or any Additional Agreement, except those expressly stated herein or therein.

12.13 Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

12.14 Construction of Certain Terms and References; Captions. In this Agreement:

(a) References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement.

(b) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, and, unless the context requires otherwise, “Party” means a party signatory hereto.

(c) Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all;” and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Company.

(d) Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time. Any reference to a numbered schedule means the same-numbered section of the disclosure schedule.

(e) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(f) Captions are not a part of this Agreement, but are included for convenience, only.

(g) For the avoidance of any doubt, all references in this Agreement to “the knowledge or best knowledge of the Company” or similar terms shall be deemed to include the actual or constructive (e.g., implied by Law) knowledge of the executive officers and director(s) of the Company as of the date hereof and the Closing Date.

12.15 Further Assurances. Each Party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such Party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

12.16 Third Party Beneficiaries. Neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

12.17 Waiver. Reference is made to the Prospectus. The Company and the Principal Shareholder have read the Prospectus and understand that Parent has established the Trust Account for the benefit of the public shareholders of Parent and the underwriters of the IPO pursuant to the Investment Management Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, Parent may disburse monies from the Trust Account only for the purposes set forth in the Investment Management Trust Agreement. For and in consideration of Parent agreeing to enter into this Agreement, the Company and the Principal Shareholder each hereby agree that he, she or it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account and hereby agrees that he, she or it will not seek recourse against the Trust Account for any claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Parent.

[The remainder of this page intentionally left blank; signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Parent:

ARISZ ACQUISITION CORP.

By:	/s/ Echo Hindle-Yang
Name: Echo Hindle-Yang
Title:Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Company:

FINFRONT HOLDING COMPANY

By:	/s/ Lu Liang
Name: Lu Liang
Title: Director

EXHIBIT A

Part 1 - Shareholders of the Company as of the date of this Agreement

Name of Shareholders	Number of Company Ordinary Shares	Shares Ownership Percentage
Chipring Technology Limited	150,000,000	95.00%
Antdelta Investment Limited	7,894,737	5.00%
Total	157,894,737	100.00%

Part 2 - Shareholders of the Company as of the Closing Date

Name of Shareholder	Number of Company Ordinary Shares	Shares Ownership Percentage	Closing Payment Shares
Chipring Technology Limited	150,000,000	95.00%	142,500,000 Class B ordinary shares of Purchaser
Antdelta Investment Limited	7,894,737	5.00%	7,500,000 Class A ordinary shares of Purchaser
Total	157,894,737	100.00%

Per Share Merger Consideration: US$10.0 per Purchaser Ordinary Share

LIST OF EXHIBITS

A:	Company Shareholders; Merger Consideration

B	Lock-Up Agreement

C:	Shareholder Support Agreement

D:	Sponsor Registration Rights Agreement

E.	Sponsor Support Agreement

F:	Amended and Restated Memorandum and Articles of Association of Redomestication Merger Surviving Corporation